UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No._____)

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☐ Soliciting Materials Pursuant to §240.14a-12

Eagle Bancorp, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The Annual Meeting Of Shareholders Will Be Held At:

The Bethesda Marriott Hotel

5151 Pooks Hill Road

Bethesda, Maryland 20814-2432

on Thursday, May 21, 2015 at 10:00 A.M. EDT

To The Shareholders of Eagle Bancorp, Inc.:

Proxy Statement

The Board of Directors of the Eagle Bancorp, Inc. is soliciting your proxy for use at the Annual Meeting of Shareholders, to be held at 10:00 A.M. EDT on Thursday, May 21, 2015, and at any adjournment or postponement of the meeting. This proxy statement and proxy card are being sent to shareholders of the Company on or about April 10, 2015 to shareholders of record as of March 23, 2015, the record date for the meeting. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which includes our audited financial statements, also accompanies this proxy statement.

In this proxy statement, we refer to (a) Eagle Bancorp, Inc. as the “Company,” “Eagle,” “we” or “us”, (b) the Board of Directors as the “Board” or “Board of Directors” and (c) EagleBank, our wholly owned subsidiary, as “EagleBank” or the “Bank.” All share amounts and prices presented in this proxy statement have been adjusted to reflect the 10% stock dividend paid on June 14, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 21, 2015. A copy of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2014, and our Report to Shareholders is available online at http://viewproxy.com/eaglebankcorp/2015.

Notice of Meeting:

The Annual Meeting of Shareholders of Eagle Bancorp, Inc. (the “Company”), will be held for the following purposes:

1.   To elect nine directors to serve until the 2016 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.   To consider and approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock to 100,000,000;

3.   To ratify the appointment of Stegman & Company as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ended December 31, 2015;

4.   To vote on a non-binding advisory resolution approving the compensation of our named executive officers; and

5.   To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Shareholders of record as of the close of business on March 23, 2015 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy in order to ensure the presence of a quorum.

Registered shareholders may vote:

•    By Internet: go to www.cesvote.com;

•    By toll-free telephone: call 1 (888) 693-8683; or

•    By mail: mark, sign, date and promptly mail the enclosed proxy card in the enclosed postage-paid envelope.

If your shares are not registered in your name, please see the voting instructions provided by your recordholder on how to vote your shares. You will need additional documentation from your recordholder in order to vote in person at the meeting.

By Order of the Board of Directors,

Jane E. Cornett, Corporate Secretary

April 10, 2015

Proxy Statement

When and where is the meeting being held?

The meeting is being held at 10:00 A.M., EDT on Thursday, May 21, 2015, at The Bethesda Marriott Hotel, 5151 Pooks Hill Road, Bethesda, Maryland.

What am I being asked to vote on at the meeting?

You are being asked to vote on four proposals at the meeting:

1.        the election of nine directors for a one year term until the 2016 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.        the approval of an amendment to the Company’s Articles of Incorporation increasing the number of authorized shares of common stock to 100,000,000;

3.        the ratification of the appointment of Stegman & Company as the Company’s independent registered public accountants for the year ended December 31, 2015; and

4.        a non-binding advisory resolution approving the compensation of our named executive officers.

How does the Board recommend I vote?

The Board unanimously recommends that you vote FOR the election of all of the nominees for election as director, FOR the amendment to the Articles of Incorporation, FOR the ratification of accountants and FOR the nonbinding resolution approving our named executive officer compensation.

Who is entitled to vote at the meeting?

Only shareholders of record of the Company’s common stock, par value $0.01 per share (the “common stock”), at the close of business on March 23, 2015, will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. On that date, the Company had 33,303,695 shares of common stock outstanding, held by approximately 13,625 total shareholders, including 1,121 shareholders of record. The common stock is the only class of securities entitled to vote at the meeting.

If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting, or vote by proxy, using any of the following three methods to submit your proxy:

•                              by Internet: go to www.cesvote.com and follow the instructions provided;

•                              by toll-free telephone: call 1 (888) 693-8683; or

•                              by mail: mark, sign, date and promptly mail the enclosed proxy card in the enclosed postage-paid envelope.

If your shares are held in an account at a broker, bank or other nominee (collectively, your “broker”), rather than in your name, then you are a beneficial owner of “street name” shares, and these proxy materials are being forwarded to you by your broker. Only your broker is entitled to vote your shares at the meeting or submit a proxy. (Please see the next question for important information regarding voting by your broker.) As a beneficial owner, you are entitled to direct your broker how to vote your shares. You will need to follow the directions your broker provides you and give it instructions as to how it should vote your shares by following the instructions you received with your copy of this proxy statement. If you want to vote your shares held in street name at the meeting, you will need to obtain a “legal proxy” from your broker authorizing you to vote your shares. A brokerage statement or the voting instruction form you receive from your broker will not allow you to vote in person at the meeting.  Please note that your broker may have a deadline for submitting voting instructions which is earlier than the deadline for voting for recordholders.

Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy, by Internet, telephone or mail, or to instruct your broker how to vote, in order to ensure the presence of a quorum.

Will my broker vote my shares for me?

Under the rules of the New York Stock Exchange applicable to its member firms, your broker will not vote your shares on the election of directors or the advisory resolution on executive compensation unless they receive instructions from you. If you hold your shares through a broker, it is extremely important that you instruct your broker how to vote your shares. The election of directors (even if not contested) and the non-binding advisory vote on executive compensation are not considered “routine” matters. As such, your broker cannot vote your shares with respect to these proposals if you do not give instructions. We expect that brokers will be able to vote your shares on the amendment to the Articles of Incorporation.

How many votes do I have?

You have one vote for each share of common stock you hold as of the record date on each matter submitted for the vote of shareholders. You do not have the right to cumulate votes in the election of directors.

What is the quorum requirement for the meeting?

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the meeting.

How will proxies be voted and counted?

Properly executed proxies received by the Company in time to be voted at the meeting will be voted as you specify. If you do not specify how you want your shares voted, proxies will be voted FOR the election of all the nominees for election as directors, FOR the amendment to the Articles of Incorporation, FOR the ratification of the appointment of Stegman & Company, and FOR the non-binding advisory resolution approving the compensation of our named executive officers. We do not know of any other matters that will be brought before the meeting. If other matters are properly brought before the meeting, the persons named in the proxy intend to vote the shares to which the proxies relate in accordance with their best judgment.

The inspector of election appointed by the Board of Directors for the meeting will determine the presence of a quorum and will tabulate the votes cast at the meeting. Abstentions will be treated as present for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the vote of shareholders. If a broker advises the Company that it cannot vote on a matter because the beneficial owner has not provided voting instructions and it does not have discretionary voting authority on a particular matter, this is a “broker non-vote” with respect to that matter.  Shares subject to broker non-votes will be counted as shares present or represented at the meeting for purposes of determining whether a quorum exists; however, such shares will not be considered as present or voted with respect to the matters on which the broker does not have the power to vote.

Can I revoke my proxy after I submit it?

Yes. You may revoke your proxy or change your vote at any time before it is voted at the meeting:

•                  by granting a later proxy with respect to the same shares;

•                  by sending written notice to Jane E. Cornett, Corporate Secretary of the Company, 7830 Old Georgetown Road, Third Floor, Bethesda, Maryland 20814 at any time prior to the proxy being voted; or

•                  by voting in person at the meeting.

Your attendance at the meeting will not, in itself, revoke your proxy. If your shares are held in the name of your broker, please see the voting form provided by your broker for additional information regarding the voting of your shares.

What votes are required to approve the election of directors and the other proposals?

Under Maryland law and our bylaws, directors are elected by a plurality of the votes cast in the election, in the order of the number of votes received. Approval of the amendment to the Articles of Incorporation requires the vote of at least two-thirds of the outstanding shares of common stock. Each of the other proposals requires a majority of the votes cast on that matter in order to be approved.

How are proxies being solicited?

Proxies may also be solicited personally or by telephone by officers, regular employees or directors of the Company or its subsidiary, EagleBank, who will not receive any special compensation for their services in soliciting proxies. Additionally, we have engaged Alliance Advisors, LLC (“Alliance”), a proxy solicitation firm, to assist us in the distribution of proxy materials and the solicitation of votes. We will pay Alliance a fee of $5,500 plus reimbursement of its out-of-pocket expenses, for its services. We may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable out-of-pocket and clerical costs for forwarding proxy materials to their principals. The cost of this proxy solicitation is being paid by the Company.

How can I find out the results of the voting at the annual meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting ends. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days after the day final results are available.

What does it mean if I receive more than one set of materials?

This means you hold shares of common stock in more than one way. For example, you may own some shares directly as a shareholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations you may receive multiple sets of proxy materials. In order to vote all the shares you own, you must either complete, sign, and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards voting forms you receive.  Each proxy card you received came with its own prepaid return envelope. If you vote by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.

Why aren’t all of the shareholders who are in my household getting their own copy of the proxy materials?

In some cases, only one copy of the proxy statement and the annual report is being delivered to multiple shareholders sharing an address. However, this delivery method, called “householding,” is not being used if we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the Annual Report to a shareholder at a shared address to which a single copy of the documents were delivered. To request a separate delivery of these materials now or in the future, you should submit a written request to: Jane E. Cornett, Corporate Secretary, at the Company’s executive offices, 7830 Old Georgetown Road, Bethesda, Maryland 20814, or by calling (301) 986-1800. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of shareholder mailings and who would prefer to receive a single copy of such materials may let us know by directing that request to us in the manner provided above.

Voting Securities and Principal Shareholders

Securities Ownership of Directors, Nominees, Officers and Certain Beneficial Owners

The following table sets forth certain information concerning the number and percentage of whole shares of the Company’s common stock beneficially owned by its directors, its executive officers whose compensation is disclosed in this proxy statement, and by its directors and all executive officers as a group, as of March 23, 2015. Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security. Unvested shares of restricted stock are included in ownership amounts. Except as set forth below, the Company knows of no other person or persons who may beneficially own in excess of five percent of the Company’s common stock. Further, the Company is not aware of any arrangement which at a subsequent date may result in a change of control of the Company.

Name	Position	Number of Shares	Percentage(1)

Directors

Leslie M. Alperstein, Ph.D.	Director of Company and Bank	84,064	0.25%

Dudley C. Dworken	Director of Company and Bank	233,990 (2)	0.70%

Harvey M. Goodman	Director of Company and Bank	141,183 (3)	0.42%

Ronald D. Paul	Chairman, President and Chief Executive Officer of Company, Chairman and Chief Executive Officer of Bank	1,816,129 (4)	5.44%

Robert P. Pincus	Vice Chairman of Company and Bank	232,053 (5)	0.70%

Norman R. Pozez	Director of Company and Bank	225,964 (6)	0.68%

Donald R. Rogers	Director of Company and Bank	101,512 (7)	0.30%

David P. Summers	Director of Company and Bank	91,013 (8)	0.27%

Leland M. Weinstein	Director of Company and Bank	129,839 (9)	0.39%

Other Named Executive Officers

James H. Langmead	Executive Vice President, Chief Financial Officer of Company and Bank	84,622(10)	0.25%

Antonio F. Marquez	Executive Vice President, Chief Lending Officer – Commercial Real Estate of Bank	17,033 (11)	0.05%

Susan G. Riel	Executive Vice President of Company; Senior Executive Vice President, Chief Operating Officer of Bank	164,903 (12)	0.49%

Janice L. Williams	Executive Vice President, Chief Credit Officer of Bank	67,994 (13)	0.20%

All Directors and Executive Officers as a Group (18 persons)		3,542,773 (14)	10.55%

Other 5% Shareholders
Blackrock, Inc.		1,527,611 (15)	5.9% (15)

Footnotes

(1)

Represents percentage of 33,303,695 shares issued and outstanding as of March 23, 2015, except with respect to (a) individuals holding options exercisable within 60 days of that date, in which event, represents percentage of shares issued and outstanding plus the number of shares for which that person holds options exercisable within 60 days of March 23, 2015, and (b) all directors and executive officers of the Company as a group, in which case represents percentage of shares issued and outstanding plus the number of shares for which those persons hold such options. Certain shares beneficially owned by the Company’s directors and executive officers may be held in accounts with third party firms, where such shares may from time to time be subject to a security interest for margin credit provided in accordance with such firm’s policies.

(2)

Includes 74,461 shares held in a trust of which Mr. Dworken is beneficiary, 23,544 shares held jointly, 34,062 shares held in pension or retirement accounts, 68,092 shares held by relatives sharing the same household and 18,216 shares held by or in trust for the benefit of a member of his family.

(3)

Includes shares held jointly with Mr. Goodman’s spouse, 4,000 shares held for members of his family, 4,718 shares held in profit or retirement accounts for his benefit, 2,330 shares held by an estate over which Mr. Goodman has voting power, and 306 shares held as trustee.

(4)

Includes options to purchase 59,880 shares of common stock. An aggregate of 253,476 shares are pledged as collateral. Includes 57,823 shares held by a charitable foundation over which Mr. Paul shares voting and investment power. Includes 10,000 shares held by a defined benefit plan over which Mr. Paul shares voting and investment power. Includes 569,330 shares held by third party trustees in trust for the benefit of family members of Mr. Paul, as to which he disclaims beneficial ownership. Does not include 181,199 shares of common stock contributed to Charitable Lead Annuity Trusts in which Mr. Paul has a residual interest, but as to which he does not have or share voting or dispositive power. Mr. Paul’s business address outside the bank is c/o Ronald D. Paul Companies, Inc. 4416 East West Highway, Bethesda, Maryland 20814.

(5)

Includes options to purchase 68,115 shares of common stock, 2,274 shares held by his spouse, 55,711 shares held in retirement accounts and 10,041 shares held by a family LLC. Includes 8,000 shares held by a trust for the benefit of Mr. Pincus’ son.

(6)	Includes 55,000 shares held by pension or retirement plans, 148,000 shares held by a company controlled by Mr. Pozez and 7,078 shares over which Mr. Pozez has or shares voting or investment power.
(7)	Includes 24,538 shares held for the benefit of his children and 29,551 shares held by his spouse.
(8)	Includes 18,438 shares held jointly with Mr. Summer’s spouse, 2,519 shares held jointly with his child, 1,392 shares held in trust for his spouse, and 663 shares held by his spouse.
(9)	Includes 54,829 shares held jointly and 63,053 shares held in a retirement account.
(10)	Includes options to purchase 28,270 shares of common stock and 27,919 shares held jointly with his spouse.
(11)	Includes 1,567 shares held jointly with his spouse.
(12)	Includes options to purchase 41,250 shares of common stock.
(13)	Includes options to purchase 29,260 shares of common stock.
(14)	Includes options to purchase 284,866 shares of common stock.
(15)

Based solely on beneficial ownership of shares and percentage of outstanding shares as reported in a Schedule 13G filed on February 2, 2015. Based on the numbers of shares outstanding as of the record date, and assuming no change in the number of shares beneficially owned by Blackrock, Inc., Blackrock, Inc. would beneficially own 4.5% of the outstanding common shares. Blackrock, Inc.’s address is: 55 East 52nd Street, New York, New York 10055.

Proposal 1: Election of Directors

The Board of Directors has nominated nine persons for election as directors at the meeting, for a one-year period until the 2016 Annual Meeting of Shareholders and until their successors have been elected and qualified.

Unless you withhold authority to vote for one or more nominees for election as director, all proxies received in response to this solicitation will be voted for the election of the nominees listed below. Each of the nominees for election as a director currently serves as a member of the Board of Directors. Each nominee has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the persons named as proxies.

The rules of The NASDAQ Stock Market (“NASDAQ”) require that a majority of the members of the Board be “independent directors.” The Board of Directors has determined that each director and nominee for election as director, other than Mr. Paul, is an “independent director” as that term is defined in Rule 5605(a)(2) of the NASDAQ rules. The Board has also considered whether the members of the Audit and Compensation Committees are independent under the heightened standards of independence  required by Sections 5605(c)(2)(A) and 5605(d)(2)(A), respectively, of the NASDAQ rules, and has determined that they are. In making these determinations, the Board of Directors was aware of and considered the loan and deposit relationships with directors and their related interests which the Company enters into in the ordinary course of its business, the arrangements which are disclosed under “Certain Relationships and Related Transactions” in this proxy statement, and the compensation arrangements described under “Director Compensation.”

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Set forth below is information concerning the nominees for election as directors. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years. Each of the nominees also serves as a director of the Bank. Except as noted below, each nominee has served as a director of the Company since its organization.

Nominees for the Board of Directors

Leslie M. Alperstein, Ph.D.

Mr. Alperstein, 72, has been President of Washington Analysis LLC and its predecessor firm, Washington Analysis Corp., a leading governmental policy investment research group in Washington, DC, since its inception in 1973. He has served as Executive Managing Director and Director of Research of HSBC Securities, Inc., Director of Economic and Investment Research for NatWest Securities, Prudential Securities, Shields Model Roland, Inc. and Legg Mason & Co. His professional memberships include the National Association of Business Economists, the National Economists Club, and the CFA Society of Washington. Mr. Alperstein was appointed to the Board of Directors in September 2003, and has served as a director of the Bank since 2009. Mr. Alperstein’s knowledge and experience in the fields of economics and investment management make him uniquely qualified for the Board. His contributions are important in the areas of asset-liability management, investment policy and other strategic issues.

Dudley C. Dworken

Mr. Dworken, 65, is a private investor and real estate developer and the principal of Dworken Associates, LLC. Mr. Dworken was the owner of Curtis Chevrolet, an automobile dealership in Washington, DC. Mr. Dworken was a Director of F&M Bank – Allegiance and its predecessor Allegiance Bank, N.A. (collectively “Allegiance”) from 1987 until October 1997, and a director of Allegiance Banc Corporation from 1988 until its acquisition by F&M National Corporation, which was subsequently acquired by BB&T Corporation (“F&M”). Mr. Dworken is an active member of numerous community, business, charitable and educational institutions in the Washington, DC/Montgomery County area. Mr. Dworken has served as a director of the Company and Bank since 1999. In addition to his many years of service on the boards of banking institutions, Mr. Dworken brings entrepreneurial business knowledge and experience to the Board through his ownership and operation of one of the largest automobile dealerships in Washington, DC and his real estate development activities. He is Chairman of the Washington Area, the Philadelphia Area and the Eastern Pennsylvania Better Business Bureaus, and is a former Trustee of the Washington Area New Automobile Dealers Association. He has intimate knowledge of the Company through his experience as Chairman of the Company’s Audit Committee.

Harvey M. Goodman

Mr. Goodman, 59, has been with The Goodman, Gable, Gould Company, the Maryland based public insurance adjusting firm where he serves as President, since 1977. He is a director and past president of the National Association of Public Insurance Adjusters, and is a principal, and formerly a director, of Adjusters International, a national public adjusting firm. Mr. Goodman has served as a director of the Company since 2007, and of the Bank since its organization. Mr. Goodman brings both entrepreneurial experience and a wealth of knowledge of the financial services industry, with a specialty in insurance. He possesses valuable expertise in the areas of risk management and compliance. He has expertise in corporate governance through his board service to organizations in the insurance industry.

Ronald D. Paul

Mr. Paul, 59, is President, Chief Executive Officer and Chairman of the Board of Directors of the Company.  He has served as Chairman since May 2008, and prior to that time was Vice Chairman and Chief Executive Officer since the organization of the Company. He also has served as Chairman of the Board of Directors of the Bank since its organization. Since June 2006, he has served as Chief Executive Officer of the Bank, and he served as Interim President of the Bank from November 3, 2003 until January 26, 2004. Mr. Paul is President of RDP Management, Inc., which is engaged in the business of real estate investment and management. He is active in private investments, including as Chairman of Bethesda Investments, Inc., a private venture capital fund. Mr. Paul was a director of Allegiance from 1990 until September 1997, and a director of Allegiance Banc Corporation from 1990 until its acquisition by F&M, including serving as Vice Chairman of the Board of Directors from 1995. Mr. Paul is also active in various charitable organizations, including serving as Vice Chairman of the Board of Directors of the National Kidney Foundation from 1996 to 1997, and the Chairman from 2002 to 2003. Mr. Paul’s qualifications for the Board include his entrepreneurial, management and real estate expertise developed through his operation of a significant real estate and property management company in the Washington DC metropolitan area. Mr. Paul also has significant experience in corporate governance issues from his prior board service with other public companies and major non-profit organizations. He has extensive knowledge of the Company due to his service in Board and management positions since the inception of the Company. In 2013, Mr. Paul was the recipient of the American Banker magazine “Community Banker of the Year” award and in 2014 Mr. Paul was named Community Banker of the Year – East Region by the Independent Community Bankers of America. Previous honors include: “Father of the Year”, “Entrepreneur of the Year” (2009), “Washingtonian of the Year” (2010) and being inducted into the Washington Business Hall of Fame (2012).

Robert P. Pincus

Mr. Pincus, 68, serves as Vice Chairman of the Board of Directors of the Company and the Bank. Prior to joining the Company in August 2008 upon the acquisition of Fidelity & Trust Financial Corporation (“Fidelity”), Mr. Pincus served as Chairman of its wholly owned subsidiary, Fidelity & Trust Bank (“F&T Bank”) from 2005. He previously served as Chairman of Milestone Merchant Partners, LLC. He was Chairman of the Board of BB&T, DC Metro Region, and was Regional President from 1998 to 2002. From 1991 to 1998, Mr. Pincus was President and Chief Executive Officer of Franklin National Bank of Washington, DC. From 1986 to 1991, Mr. Pincus was the regional president of the DC metropolitan region of Sovran National Bank. From 1971 to 1986, Mr. Pincus was with DC National Bancorp, Inc., where he eventually rose to be President and Chief Executive Officer, prior to its merger with Sovran Bank. Mr. Pincus was a Trustee of the University of Maryland Foundation, Inc. and was a Trustee at American University. He is a member of the board of directors of Comstock Homebuilding Companies, Inc., and until 2007 was a director of Mills Corp. Mr. Pincus brings to the Board a wealth of experience in the worlds of commercial and investment banking. He has previously served as CEO of two different community banks and as a member of the executive committee for major regional banks.  He has a strong background in many facets of the financial services industry, as well as the real estate and homebuilding industries and mergers and acquisitions.  He has prior experience at both the Board and Audit Committee level with other public companies.

Norman R. Pozez

Mr. Pozez, 60, is the Chairman and Chief Executive Officer of The Uniwest Companies, Uniwest Construction, Inc., and Uniwest Commercial Realty, Inc., and of Ridemakerz, LLC. Mr. Pozez has been in the real estate development field for over thirty years. Previously, Mr. Pozez was Chief Operating Officer of The Hair Cuttery of Falls Church, Virginia. Mr. Pozez has also served as a Regional Director of Real Estate and Construction for Payless ShoeSource. During his tenure at Payless and for some years thereafter, Mr. Pozez served on the Board of Directors of Bookstop, Inc., which was sold to Barnes and Noble in 1989. Mr. Pozez is a licensed Real Estate Broker in Washington, DC, Maryland and Virginia. Since 1979, Mr. Pozez has been an active member of the International Council of Shopping Centers and is a Board member of a number of not-for-profit organizations serving community needs in and around the Washington, DC metropolitan area. Mr. Pozez served as Chairman of the Board of Fidelity from April 2004 until February 2005, and as a director of Fidelity from September 2007 until August 2008, at which time Fidelity was acquired by the Company and Mr. Pozez became a director of the Company and Bank. Mr. Pozez’s qualifications for Board service include over 30 years of management experience at both regional and national companies such as the Hair Cuttery and Payless ShoeSource. His experience in company operations and real estate are very beneficial in light of the Company’s business objectives. He has experience in corporate governance through his prior board service with other companies and non-profit organizations.

Donald R. Rogers

Mr. Rogers, 69, has been engaged in the private practice of law since 1972 with the Rockville, Maryland-based firm Shulman, Rogers, Gandal, Pordy & Ecker, P.A., of which he is a principal. Mr. Rogers was a director of Allegiance from 1987 until October 1997. Mr. Rogers has served as a director of the Company since 2007 and of the Bank since its organization. Mr. Rogers has vast business knowledge and experience gained through his position as a senior partner and chair of the commercial business practice for the largest law firm in Montgomery County, Maryland. He has served as adviser to hundreds of privately owned businesses. He has extensive knowledge of the Company through his service on the Company’s and Bank’s Boards. For the past six years he has been Chairman of the EagleBank Foundation, which has raised more than $2.1 million for the fight against breast cancer. In addition Mr. Rogers continues to serve as a member of the Board of Directors of a number of privately held companies.

David P. Summers

Mr. Summers, 63, served as the Chief Executive Officer of Virginia Heritage Bank (“VHB”) from May 2007, and Chairman of the Board of VHB from September 2007, until the acquisition of VHB by the Company on October 31, 2014, at which time he joined the Board of Directors of the Company and the Bank. Mr. Summers previously served as a director and an Executive Vice President of Mercantile Safe Deposit & Trust Company from 2005 to 2007. He was formerly President and Chief Executive Officer and a member of the board of directors of Community Bank of Northern Virginia (“CBNV”), for 13 years until the sale of CBNV to Mercantile Bankshares Corporation in May 2005.

Leland M. Weinstein

Mr. Weinstein, 52, Is currently the CEO of Newbridge-Turing a technology sales and consulting firm. Prior to Newbridge-Turing Lee was a partner and served as President of Syscom Services, Inc., a technology consulting and integration firm, from 1997-2014. In December of 2014 Syscom Services, Inc’s web technologies division was sold to a group of investors and rebranded as Brightfind.   Previously, he spent thirteen years with Automated Digital Systems, an integrator of duplication and facsimile technologies, where he rose to president and owner of the company, which he sold to Alco Standard Corporation, which became Ikon Office Solutions.  Mr. Weinstein has been appointed to advisory councils for Xerox, Intel/Dialogic, Sharp Electronics, Opentext/Rightfax, Autonomy/Cardiff, Murata Business Systems, Brooktrout Technologies, Panasonic Electronics, and was Chairman of the technology council of the American Society of Association Executives (“ASAE”) and is the incoming Chair of ASAE’s Industry Partner Alliance (IPA).  He was formerly a member of the Board of Governors of the University of Maryland Alumni Association, where he chaired the Admissions Committee. Currently Mr. Weinstein sits on the advisory council for Ektron, a leading developer of content management software for the web.     .  Mr. Weinstein has served as a director of the Company since 2005 and of the Bank since 1998.  Mr. Weinstein has vast business knowledge and experience gained through his position as CEO of a successful technology-based enterprise.  His expertise in regard to technology issues is valuable as it relates to the Company’s business development and operating strategies.  He has extensive knowledge of the Company through his service at the Board and committee levels.

Vote Required and Board Recommendation

Nominees receiving a plurality of the votes cast at the meeting in the election of directors will be elected as directors, in the order of the number of votes received. The Board of Directors unanimously recommends that shareholders vote FOR each of the nominees for election as directors.

Additional Directors of the Bank

If elected, the nominees for election as directors intend to cause the Company to vote for each of the nominees and the following persons to serve as directors of the Bank. Each of the following persons currently serves as a director of the Bank.

Steven L. Fanaroff

Mr. Fanaroff, 55, has served as Managing Director of Fanaroff & Steppa, LLC a real estate holding company, since 2005. He also serves as Managing Director of Bedrock, LLC, an asset management company.  Mr. Fanaroff served on the Board of Directors of Allegiance from 1990 until 1997. Mr. Fanaroff has served as a director of the Bank since its organization.

Benson Klein

Mr. Klein, 70, has been an attorney in Montgomery County since 1970, and a principal with Ward & Klein, Chartered, since 1978. Mr. Klein is also engaged in real estate investment activities in Montgomery County. He served as a director of Allegiance from 1996 to 1997 and previously served as a director of Lincoln National Bank. Mr. Klein is currently, and has been, a member of a variety of community, business and charitable institutions in the Washington, DC/Montgomery County area. Mr. Klein has served as a director of the Bank since its organization.

Susan Lacz

Ms. Lacz, 54, is a Principal and is Chief Executive Officer of Ridgewells Caterers.  She joined the firm in 1986 and purchased it with her business partners in 1997. Active in the community, Ms. Lacz serves on the boards of the Greater Washington Board of Trade, Junior Achievement, Marymount University, Don Bosco Cristo Rey High School and Imagination Stage. Prior to joining the Board of Directors of the Bank in August of 2008, Ms. Lacz served as a director of F&T Bank from 2005 to 2008.

Bruce H. Lee

Mr. Lee, 50, is President of Development for Lee Development Group, a closely held, family real estate business founded in 1920 and based in downtown Silver Spring. He is principal broker of record for Montgomery Land Company, LLC, which specializes in commercial sales, leasing, and property management and the general partner of Montgomery 1936 Land Company LLC and General Manager of Acorn Self Storage. Mr. Lee was the charter president of the Greater Silver Spring Chamber in 1993. Mr. Lee currently serves as Co-Chair of the ICSC Alliance Committee and is involved with a wide array of local and regional business, charitable and industry associations. Mr. Lee was an elected Council member and Chairman of the Township of Chevy Chase View, Maryland. Mr. Lee has served as a director of the Bank since 2000.

Kathy A. Raffa

Ms. Raffa, 56, has served as an owner-partner and Vice President at Raffa, PC, one of the top 100 accounting firms in the nation and the 5th largest in the Washington, DC region. She oversees the client services for a wide range of non-profit entities. She is also involved in a variety of aspects of the firm’s internal operations, including leading business development efforts, directing certain human resource functions, and monitoring financial operations. Prior to joining Raffa, PC, she spent the first 10 years of her career at Coopers & Lybrand (now PricewaterhouseCoopers). She has a CPA certificate from Maryland and is a member of American Institute of Certified Public Accountants.

Benjamin M. Soto

Mr. Soto, 46 is an attorney practicing in the areas of real estate transactions and bankruptcy. He is the principal of Premium Title and Escrow, LLC, a Washington, DC-based full service title company. In addition he is the owner of Paramount Development, LLC, which is focused on the acquisition and ground up development of commercial buildings and hotels in Washington, DC. He frequently lectures to members of the DC Bar, is a former board member of the National Bar Association, and of the DC Sports and Entertainment Commission, and a former Vice-Chair of the DC Board of Real Property Assessment and Appeals.  Mr. Soto is a member of the DC Builders Industry Association, the Maryland Land Title Association, and a member of the Board of Directors of the DC Chamber of Commerce. He is also a Director of the DC Land Title Association and the DC Public Education Fund.  Mr. Soto has served as a director of the Bank since 2006.

James A. Soltesz

Mr. Soltesz, 60, has served as Chief Executive Officer of Soltesz, Inc., a land development engineering and consulting firm, since 1997. Mr. Soltesz serves on the Board of Trustees of Georgetown Preparatory School, Mater Dei School, as a Life Director of the Maryland-National Capital Area Building Industry Association, and Catholic Charities Foundation.  His firm includes 280 people located in six offices throughout the Washington, DC metropolitan area. Mr. Soltesz has served as a director of the Bank since 2007.

Meetings, Committees, and Procedures of the Board of Directors

Our Board of Directors met twelve (12) times during 2014. All members of the Board of Directors of the Company attended at least 75% of the meetings held by the Board of Directors and by all committees on which such member served during the 2014 fiscal year or any portion thereof.

The Board of Directors has a standing Audit Committee, Compensation Committee and Governance & Nominating Committee. The following is membership and meeting information for each of these committees during the fiscal year ended December 31, 2014, as well as a description of each committee and its functions.

Name	Audit Committee	Compensation Committee	Governance & Nominating Committee
Leslie M. Alperstein, Ph.D.	X	X
Dudley C. Dworken	C	X
Harvey M. Goodman		X
Ronald D. Paul
Robert P. Pincus	X	X	X
Norman R. Pozez	X	X	C
Donald R. Rogers		CC(1)
David P. Summers (2)
Leland M. Weinstein	X	CC	X

Number of Meetings in 2014	4	5	4

C = Denotes Chairperson of committee.

CC = Denotes Co-Chairperson of committee.

(1) Mr. Rogers resigned from the Compensation Committee effective January 12, 2015.

(2) Mr. Summers joined the Board of Directors on October 31, 2014.

Audit Committee

The Audit Committee is responsible for the selection, review and oversight of the Company’s independent registered public accounting firm, occasionally referred to as the “independent accountants,” the approval of all audit, review and attest services provided by the independent accountants, the integrity of the Company’s reporting practices and evaluation of the Company’s internal controls and accounting procedures, including review and approval of quarterly and annual filings with the Securities and Exchange Commission on Forms 10-Q and 10-K and internal audit departments plans and reports. It also periodically reviews audit reports with the Company’s independent accountants.  The Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter is available on the Company’s website at www.eaglebankcorp.com. Each of the members of the Audit Committee is independent, as determined under the definition of independence adopted by NASDAQ for audit committee members in Rule 5605(c)(2)(A). The Board of Directors has determined that Mr. Alperstein is the “audit committee financial expert” as defined under regulations of the Securities and Exchange Commission.

The Audit Committee is also responsible for the pre-approval of all non-audit services provided by its independent accountants. Non-audit services are only provided by the independent auditors to the extent permitted by law. Pre-approval is required unless a “de minimis” exception is met. To qualify for the “de minimis” exception, the aggregate amount of all such non-audit services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent accountants during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved by one or more members of the committee to whom authority to grant such approval has been delegated by the committee prior to the commencement of the non-audit services.

Compensation Committee

The Compensation Committee makes determinations with respect to salary levels, bonus compensation and equity compensation awards for executive officers. The Compensation Committee has the sole responsibility for determining executive compensation, including that of the named executive officers. Each of the members of the Compensation Committee is independent, as determined under the definition of independence adopted by NASDAQ for compensation committee members in Rule 5605(d)(2)(A). The Board of Directors has adopted a charter for the Compensation Committee. A copy of the charter is available on the Company’s website at www.eaglebankcorp.com.

During 2014, the Compensation Committee retained and worked with Meyer-Chatfield Compensation Advisors (“MCCA”), an executive compensation and benefits consulting firm of national scope and reputation, to advise it in connection with executive compensation decisions for 2014.

Governance & Nominating Committee

The Board of Directors has a standing Governance & Nominating Committee, consisting of three members of the Board of Directors who are “independent directors” within the meaning of NASDAQ Rule 5605(a)(2). The Governance & Nominating Committee is responsible for the evaluation of nominees for election as director, the recommendation to the Board of Directors of director candidates for nomination for election by the shareholders, the evaluation of sitting directors and the setting of compensation for directors. The Board of Directors has adopted a charter for the Governance & Nominating Committee addressing the nominations process. A copy of the charter is available on the Company’s website at www.eaglebankcorp.com.

The Board has not developed a formal policy for the identification or evaluation of nominees. In general, when the Board determines that expansion of the Board or replacement of a director is necessary or appropriate, the nominating committee will review, through candidate interviews with members of the Board and management, consultation with the candidate’s associates and through other means, a candidate’s honesty, integrity, reputation in and commitment to the community, judgment, personality and thinking style, willingness to invest in the Company, residence, willingness to devote the necessary time, potential conflicts of interest, independence, understanding of financial statements and issues, and the willingness and ability to engage in meaningful and constructive discussion regarding Company issues. The Governance & Nominating Committee would review any special expertise, for example, expertise that qualifies a person as an audit committee financial expert, and membership or influence in a particular geographic or business target market, or other relevant business experience. The Board of Directors and the Governance & Nominating Committee have not established a specific diversity component in their consideration of candidates for director. To date the Company has not paid any fee to any third party to identify or evaluate, or to assist it in identifying or evaluating, potential director candidates.

The Governance & Nominating Committee will consider director candidates nominated by shareholders during such times as the Company is actively considering obtaining new directors, on the same basis as candidates proposed by the committee, the Board or other sources. Candidates recommended by shareholders will be evaluated based on the same criteria described above. Shareholders desiring to suggest a candidate for consideration should send a letter to the Company’s Corporate Secretary and include: (a) a statement that the writer is a shareholder (providing evidence if the person’s shares are held in street name) and is proposing a candidate for consideration; (b) the name and contact information for the candidate; (c) a statement of the candidate’s business and educational experience; (d) information regarding the candidate’s qualifications to be director, including but not limited to an evaluation of the factors discussed above which the Board would consider in evaluating a candidate; (e) information regarding any relationship or understanding between the proposing shareholder and the candidate; (f) information regarding potential conflicts of interest; and (g) a statement that the candidate is willing to be considered and willing to serve as director if nominated and elected. Because of the limited resources of the Company and the limited opportunity to seek additional directors, there is no assurance that all shareholder proposed candidates will be fully considered, that all candidates will be considered equally, or that the proponent of any candidate or the proposed candidate will be contacted by the Company or the Board, and no undertaking to do so is implied by the willingness to consider candidates proposed by shareholders.

In addition, the Governance & Nominating Committees regularly discusses the contributions of the persons then serving as directors, to ensure alignment with the strategic and tactical directions of the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of the Company or Bank at any time. None of our executive officers serve as a member of the Compensation Committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee. Except for loans and deposit transactions in the ordinary course of business made on substantially the same terms, including interest rates and collateral, as those for comparable transactions with unaffiliated parties, and not presenting more than the normal risk of collectability or other unfavorable features, and for transactions described under “Director Compensation” and Certain Relationships and Related Transactions,” no member of the Compensation Committee or any of their related interests has any material interest in any transaction involving more than $120,000 to which the Company is a party.

Board Leadership Structure and Risk Oversight Role

The role of Chairman of the Board of Directors and Chief Executive Officer of the Company are currently held by the same person, Mr. Paul. This structure is not mandated by any provision of law or our articles of incorporation or bylaws. The Board of Directors reserves the right to establish a different structure in the future. The Board of Directors currently believes that this structure is the most appropriate leadership structure for the Company. Under the Company’s bylaws, the official role and power of the Chairman is limited, and is related largely to the conduct of meetings of the Board of Directors and shareholders. The Board of Directors believes that the Chief Executive Officer is in the best position to be aware of major issues facing the Company on a day-to-day and long-term basis, and is in the best position to identify key risks and developments facing the Company that may need to be brought to the full Board’s attention.  Further, a combined Chairman/Chief Executive Officer position eliminates the potential for confusion as to who leads the Company, providing the Company with a single public “face” in dealing with customers, shareholders, employees, regulators, analysts and other constituencies. To date, this structure has worked successfully for the Company. The Board of Directors does not have a designated “lead director” and all members of the Board of Directors are active in their oversight of management.

The Board of Directors of the Company, all of the members of which are also members of the Board of Directors of the Bank, is actively involved in the Company’s and Bank’s risk oversight activities.  These directors, as well as the directors of the Bank, working through numerous committees of the Company and Bank, review and approve the policies of the Company and Bank. The Boards of Directors regularly review the minutes and other reports from the various Board committees.

Shareholder Communications

If you wish to communicate with the Board of Directors or an individual director, you can write to Eagle Bancorp, Inc., 7830 Old Georgetown Road, Bethesda, Maryland 20814, Attention: Jane E. Cornett, Corporate Secretary. Your letter should indicate that you are a shareholder, and whether you own your shares as a registered holder or in street name. Depending on the subject matter, management will: (a) forward the communication to the director or directors to whom it is addressed; (b) handle the inquiry directly or delegate it to appropriate employees, such as where the communication is a request for information, a stock related matter, or a matter related to ordinary course matters in the conduct of the Company’s banking business; or (c) not forward the communication where it is primarily commercial or political in nature, or where it relates to an improper, frivolous or irrelevant topic. Communications which are not forwarded will be retained until the next Board meeting, where they will be available to all directors.

Director Attendance at the Annual Meeting

The Board of Directors believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. Accordingly, it is the policy of the Company to encourage all directors to attend each annual meeting of shareholders unless they are unable to attend by reason of personal or family illness or pressing matters. All of the eight directors in office at the time attended the 2014 annual meeting of shareholders.

Audit Committee Report

The Audit Committee has been appointed to assist the Board of Directors in fulfilling the Board’s oversight responsibilities by reviewing the financial information that will be provided to the shareholders and others, the systems of internal controls established by management and the Board and the independence and performance of the Company’s audit process.

The Audit Committee has:

1.    reviewed and discussed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K;

2.    discussed with Stegman & Company, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

3.    received the written disclosures and letter from Stegman & Company as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with Stegman & Company, its independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. The Audit Committee has also considered whether the amount and nature of non-audit services provided by Stegman & Company is compatible with the auditor’s independence.

Members of the Audit Committee
Dudley C. Dworken, Chairman	Leslie M. Alperstein	Robert P. Pincus
Norman R. Pozez	Leland M. Weinstein

Director Compensation

The following table sets forth information regarding compensation paid to non-employee directors of the Company during the year ended December 31, 2014 for service as members of the Company and Bank Boards of Directors. Members of the Board of Directors who are employees do not receive additional cash compensation for service on the Board of Directors.

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards(1)	Awards(2)	Compensation	Total
Leslie M. Alperstein, Ph.D.	$56,250	$102,524	$--	$6,019(3)	$164,793
Dudley C. Dworken	$93,000	$102,524	$--	$3,845(3)	$199,369
Harvey M. Goodman	$54,750	$102,524	$--	$2,808(3)	$160,082
Robert P. Pincus	$844,624	$64,440	$--	$45,760(3)(4)	$954,824
Norman R. Pozez	$53,750	$102,524	$--	$2,858(3)	$159,132
Donald R. Rogers	$52,500	$102,524	$--	$4,810(3)	$159,834
David P. Summers	$50,000	$102,524	$--	$--(3)	$152,524
Leland M. Weinstein	$86,000	$102,524	$--	$2,023(3)	$190,547

(1)          Represents the grant date fair value of shares of restricted stock awarded during 2014. At December 31, 2014, the non-employee directors had unvested shares of restricted common stock as follows: Mr. Alperstein – 6,888 shares; Mr. Dworken –6,888 shares; Mr. Goodman – 6,888 shares; Mr. Pincus –10,223 shares; Mr. Pozez –6,888 shares; Mr. Rogers –6,888 shares; Mr. Summers – 0 shares and Mr. Weinstein –6,888 shares.

(2)          At December 31, 2014, the non-employee directors had outstanding option awards, vested and unvested, to purchase shares of common stock as follows: Mr. Alperstein – 0 shares; Mr. Dworken – 0 shares; Mr. Goodman – 0 shares; Mr. Pincus – 68,115 shares; Mr. Pozez – 0 shares; Mr. Rogers – 0 shares; Mr. Summers -60,385 shares; and Mr. Weinstein – 0 shares.

(3)          Includes premiums on long term care insurance provided to non-employee directors other than Mr. Pincus and Mr. Summers.

(4)          Includes a life insurance allowance of $10,000 and $30,000 of payments to defer the cost of health insurance and auto expenses.

During 2014 each non-employee director of the Company, other than Mr. Pincus and Mr. Summers, received an annual retainer of $10,000 in cash ($15,000 if a member of both the Company and Bank Board of Directors), plus a cash fee of $1,500 for each meeting attended of the Board of Directors of the Company or a committee of the Company Board, and a cash fee of $750 for each meeting attended of the Board of Directors of the Bank or a committee of the Board of the Bank. The chairs of the Audit and Compensation Committees received an additional retainer of $15,000 per year and per meeting fees of $3,000, instead of $1,500. The chair of the Governance and Nominating Committee received an additional retainer of $5,000 per year and per meeting fees of $2,000, instead of $1,500. The per meeting fees payable to chairs of certain Bank level committees ranged from $1,000 to $1,500 in 2014. In 2014, an aggregate of $396,250 in cash retainers and meeting fees were paid to members of the Board of Directors of the Company (other than Mr. Paul, Mr. Pincus and Mr. Summers) for service on the Board of Directors of the Company and Bank, and $119,500 in cash retainers and meeting fees was paid to members of only the Board of Directors of the Bank for such service. In March 2014, each non-employee director of the Company other than Mr. Pincus was awarded 2,840 shares of restricted stock, Mr. Pincus received an award of 2,000 shares of restricted stock, and each non-employee director serving only on the Bank Board of Directors received an award of 620 shares of restricted stock. All of these awards vest in three annual installments commencing on the first anniversary of the date of grant.

For 2015, director cash compensation rates are unchanged.

Mr. Pincus, the Company and Bank are parties to an agreement, effective June 1, 2014, pursuant to which he is retained as Vice Chairman of the Board of Directors of the Company and Bank. Under that agreement, and the agreement which it replaced, Mr. Pincus receives an annual payment, in lieu of all other cash fees for service on the Board of Directors. During 2014, this payment was $470,800, and he is currently entitled to receive $503,756 for 2015. The amount of the fee is subject to annual increase to reflect, at a minimum, the increase in the consumer price index. Mr. Pincus is also eligible to receive incentive bonuses pursuant to Board approved plans, and $40,000 of reimbursements. The agreement has a term extending until May 31, 2015, subject to automatic renewal for a one year term unless either party gives 60 days notice of nonrenewal.  In the event of early termination of the agreement by the Bank, or as a result of Mr. Pincus’ death or disability, or as a result of nonrenewal by the Bank, Mr. Pincus (or his estate) would be entitled to receive for a period of one year following termination, continued payment on a monthly basis of his annual payment and one twelfth of the amount of the most recent annual bonus, and continuation of the reimbursement payments, subject to his continued compliance with the confidentiality, noncompete and nonsolicitation provisions of the agreement. The agreement provides that during the term and for a period of eighteen months after termination, Mr. Pincus will not in any capacity: (i) provide any advice, assistance or services to a bank or financial services business, including but not limited to any consumer savings, commercial banking, insurance or trust business, or a savings and loan or mortgage business, or other business in which the Bank or Company has engaged in within the two prior years in anticipation of commencing, or to any person or entity that is attempting to form such a business if it operates any office, branch or other facility that is (or is proposed to be) located within a fifty mile radius of the location of any office of the Company or Bank or their affiliates, or sell or solicit sales of competitive products within such area; or (ii) induce or attempt to induce any customers, suppliers, officers, employees, contractors, consultants, agents or representatives of, or any other person that has a business relationship with, the Company or Bank or their affiliates, to discontinue, terminate or reduce the extent of their relationship with such entity or to solicit any such customer for any competitive product or service, or otherwise solicit any customer or employee of the Company, or the Bank.

Under the agreement, in the event that: (i) Mr. Pincus’s retention by the Bank terminated without cause within 120 days prior to, or within twelve months after, a change in control; (ii) Mr. Pincus is not reelected or nominated for reelection as a director of the Company or Bank, or any successor, following a change in control or if he voluntarily resigns as a director within 12 months following a change in control; or  (iii) he voluntarily terminates the agreement within the thirty day period following twelve months after a change in control, Mr. Pincus would be entitled to receive a lump sum payment equal to 1.99 times the sum of his highest rate of retainer compensation in effect within the twelve months prior to termination, and cash bonuses paid within the most recent twelve months, subject to adjustment to avoid adverse tax consequences resulting from characterization of such payment for tax purposes as a ‘‘parachute payment.’’ He would also be entitled to three years of continued personal reimbursements, subject to the provision of certain releases.

Mr. Pincus is also a party a non-compete agreement with the Bank. The non-compete agreement provides that in the event of termination of his service with the Bank without “cause” as defined in the agreement pursuant to which he serves as Vice Chairman, including without limitation, in the event of a “change in control” and subject to timely signing and delivering to the Bank (a) a General Release and Waiver and (b) a monthly certification regarding compliance with the confidentiality and noncompetion provisions of the non-compete agreement and reporting other compensation, the Bank shall, for one (1) year following the date on which the release is executed and delivered to the Bank, continue to pay Mr. Pincus, monthly in arrears, his retainer compensation at the rate being paid as of the termination date, together with an additional amount equal to one-twelfth of the most recent annual cash bonus (incentive plan and discretionary), if any, for each month of the period during which he is in full compliance with the provisions of the agreement.

The non-compete agreement requires that for one year after termination of his service, Mr. Pincus will not, without express written consent of the Bank (except for services performed for or on behalf of the Bank and its affiliates), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) engage in employment or provide services to any person or entity in return for remuneration or a right to remuneration of any kind, including but not limited to current or deferred compensation, wages, salary, fees, benefits, tangible or intangible property or ownership rights or interests or other property rights, whether paid or conveyed to the officer or promised in the future by any person, business or other entity as a result of, or in exchange for, any work or services performed, or any intellectual property conveyed by such officer.

If Mr. Pincus were entitled to receive the termination benefits as of December 31, 2014, he would receive approximately (a) $884,624 if terminated other than in connection with a change in control, or (b) approximately $2,525,426 in connection with a change in control (before analysis of the tax computation regarding excess parachute payments and assuming that he receives the entire amount payable under the non-compete agreement).  Additionally, unvested shares of restricted stock having an inherent value as of such date of $363,121, would vest.

In connection with the his appointment as a member of the Board of Directors of the Company and EagleBank, Mr. Summers entered into a Director Compensation Agreement with the Company and EagleBank pursuant to which he will be compensated for his services as a member of the Boards of Directors of the Company and EagleBank. Mr. Summers will receive compensation of $300,000 on an annualized basis, subject to annual increase, in lieu of all other fees for service on the Boards of Directors. The agreement has an initial term expiring May 31, 2016, subject to his election or appointment as a member of the Board of Directors of the Company or EagleBank. The agreement provides that during the term and, subject to continued payment of his then current compensation on a monthly basis, for a period of eighteen months after termination of his services as a director, Mr. Summers will not in any capacity (i) provide any advice, assistance or services of the kind which he provides to the Company, EagleBank and their affiliates or regarding any activities in which they engage, to a bank or financial services business, including but not limited to any consumer savings, commercial banking, insurance or trust business, or a savings and loan or mortgage lending, or other business in which EagleBank has invested significant resources in anticipation of commencing, or to any person or entity that is attempting to form such a business if it operates any office, branch or other facility that is (or is proposed to be) located within a fifty mile radius of the location of the Company’s headquarter or any branch of the Company, EagleBank or their affiliates, or (ii) sell or solicit sales of such products within such area, or assist any competitor in such sales activities.

The agreement also provides that Mr. Summers shall not on his own behalf on behalf of any other person, induce or attempt to induce any customers, suppliers, officers, directors, employees, contractors, consultants, agents or representatives of, or any other person that has a business relationship with, the Company, the Bank, or their affiliates, to discontinue, terminate or reduce the extent of their relationship with such entity or to solicit any such customer for any competitive product or service, or otherwise solicit any customer or employee of the Company, EagleBank or their affiliates.

The Company does not maintain any non-equity incentive plans or compensation programs, deferred compensation, defined contribution or defined benefit retirement plans, for non-employee directors, or in which such directors may participate.

Executive Officers Who Are Not Directors

Set forth below is certain information regarding persons who are executive officers of the Company or the Bank and who are not directors of the Company. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years.

Laurence E. Bensignor, Esquire

Mr. Bensignor, 58, Executive Vice President and General Counsel of the Company and Bank, joined the Company in April 2010 after 29 years in the legal and real estate industries in the Washington, DC area. From February 2009 until joining the Company, he was a principal in CastleGate Partners, LLC, a real estate investment firm.  Previously, from 1999 through 2008, Mr. Bensignor served as Trustee of the Van Metre Family Trusts, the controlling owner of a private, multifaceted real estate organization. Previously, he was a partner and chaired the real estate practice group in the Washington, DC office of the national law firm of Arter & Hadden and formerly was a partner in the Washington, DC law firm of Melrod, Redman & Gartlan. Mr. Bensignor is a Fellow of the American College of Real Estate Lawyers.

Charles C. Brockett

Mr. Brockett, 51, Executive Vice President and Director of Operations of the Bank, joined the Company in October 2014 in connection with the merger with VHB. Prior to joining EagleBank, he served at VHB, where he was a founding director, as well as Chief Financial Officer since 2005, and Chief Operating Officer since 2010. From 1998 until 2005, he was Managing Partner of Enterprise Financial Consulting, a financial consulting firm founded by him in 1998. Prior to founding Enterprise Financial Consulting, Mr. Brockett spent the majority of his career in banking, starting in 1980, with First Commercial Bank in Arlington, Virginia. During his nearly 16 years with First Commercial Bank until its sale to United Bankshares in 1996, he held positions covering virtually all aspects of the bank including retail banking, loan accounting and servicing, operations, consumer lending, commercial lending and Chief Financial Officer.

Michael T. Flynn

Mr. Flynn, 67, has served as Executive Vice President and Chief Operating Officer of the Company since June 2006, previously served as President - District of Columbia Division of the Bank, from June 2006 until August 2008, and was President of the Bank from January 2004 until June 2006. Mr. Flynn has over 40 years of experience in the banking industry in the Washington, DC and Maryland region. Prior to joining EagleBank in January 2004, he was the Washington region executive for Mercantile Bankshares Corporation from April 2003. He previously was the Director of Strategic Planning for Allfirst Financial, Inc., and prior to that held several executive level positions for Bank of America and predecessor companies. He has been involved in community affairs throughout his career, particularly educational groups including the American Institute of Banking and the Corcoran College of Art & Design.

James H. Langmead, CPA

Mr. Langmead, 65, Executive Vice President and Chief Financial Officer of the Company since January 2007, and Executive Vice President and Chief Financial Officer of the Bank since January 2005, previously served as Chief Financial Officer of Sandy Spring Bank and Sandy Spring Bancorp, Inc. Mr. Langmead, a Certified Public Accountant, served in various financial and senior management roles with Sandy Spring Bank from 1992 through 2004. Prior to that time, Mr. Langmead was Chief Financial Officer and managed the Finance Group at the Bank of Baltimore and Baltimore Bancorp. He has over 44 years of experience in the commercial banking industry.

Antonio F. Marquez

Mr. Marquez, 56, Executive Vice President and Chief Lending Officer - Commercial Real Estate, joined the Company in August 2011.  Mr. Marquez has over 30 years of experience in the banking industry. Prior to joining EagleBank, he established the real estate lending franchise for HSBC for the Washington, DC market. Earlier he was the head of Commercial Real Estate lending at Chevy Chase Bank from 1997 to 2005 and previously held various lending positions at The Riggs National Bank in Washington, DC after starting his career at the Chase Manhattan Bank in New York.

Steven A. Reeder

Mr. Reeder, 48, Executive Vice President and Chief Deposit Officer of the Bank, joined the Company in February 2014. Mr. Reeder brings over two decades of retail banking and management experience. Prior to joining EagleBank, he was the Executive Vice President and Chief Deposit Officer at Virginia Commerce Bank from 2005 until 2014, when it was acquired by United Bankshares Corporation (“United”). Previously, he served as Senior Vice President at BB&T in Northern Virginia (after its acquisition of First Virginia Bank), where he had a combined 15 years of service.

Lindsey Rheaume

Mr. Rheaume, 54, Executive Vice President and Chief Lending Officer – Commercial and Industrial, joined the Bank in December 2014. Prior to joining the Bank, he served as relationship executive for JPMorgan Chase, responsible for business development in the DC, suburban Maryland and Northern Virginia market. Previously, he served as Executive Vice President and Commercial Lending Manager at Virginia Commerce Bank, which was acquired by United in 2014, where he managed the bank’s entire commercial and industrial lending activities. Earlier in his career, he held senior commercial lending and credit positions with SunTrust Bank, GE Capital and Bank of America.

Susan G. Riel

Ms. Riel, 65, is currently Senior Executive Vice President - Chief Operating Officer of the Bank, and Executive Vice President of the Company. She was formerly Executive Vice President - Chief Operating Officer of the Bank and Chief Administrative Officer, and previously served as Executive Vice President - Chief Operating Officer of Columbia First Bank, FSB from 1989 until that institution’s acquisition by First Union Bancorp in 1995. Ms. Riel has over 35 years of experience in the commercial banking industry.  Ms. Riel has been with the Company since its inception in 1997.

Janice L. Williams, Esquire

Ms. Williams, 58, Executive Vice President and Chief Credit Officer of the Bank, has served with the Bank as Credit Officer, Senior Credit Officer, and Chief Credit Officer since 2003. Prior to employment with the Bank, Ms. Williams served with Capital Bank, Sequoia Bank, and American Security Bank. Additionally, Ms. Williams, a graduate of Georgetown University Law Center and a Member of the Maryland Bar, was previously employed in the private practice of law in Maryland.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about the 2014 compensation for our Chief Executive Officer, Chief Financial Officer and our next three most highly-compensated executive officers who were serving as an executive officer at the end of 2014:

•               Ronald D. Paul, our President and Chief Executive Officer;

•               James H. Langmead, our Executive Vice President and Chief Financial Officer;

•               Antonio F. Marquez, our Executive Vice President, Chief Lending Officer – Commercial Real Estate;

•               Susan G. Riel, our Senior Executive Vice President and Chief Operating Officer; and

•               Janice L. Williams, our Senior Executive Vice President and Chief Credit Officer.

Compensation information for these individuals, who we refer to collectively as our ‘‘named executive officers,’’ is presented in the compensation tables following this Compensation Discussion and Analysis.

This Compensation Discussion and Analysis describes our executive compensation program for 2014. It also describes how the Compensation Committee of our Board of Directors (the ‘‘Compensation Committee’’) arrived at the specific compensation decisions for our named executive officers, and discusses key factors that the Compensation Committee considered in determining their compensation.

Executive Summary - Our Business

The Company, headquartered in Bethesda, Maryland, was incorporated under the laws of the State of Maryland on October 28, 1997, to serve as the bank holding company for EagleBank (the “Bank”). The Company was formed by a group of local businessmen and professionals with significant prior experience in community banking in the Company’s market area, together with an experienced community bank senior management team.

The Bank, a Maryland chartered commercial bank, which is a member of the Federal Reserve System, is the Company’s principal operating subsidiary. It commenced banking operations on July 20, 1998. As of December 31, 2014, the Bank operated twenty-two banking offices: ten in Northern Virginia; seven in Montgomery County, Maryland; and five in the District of Columbia.

During 2014, the Company achieved a number of significant goals: completing and successfully integrating the acquisition of VHB, which helped push the Company’s total assets over $5 billion and significantly enhanced its presence and capacity in the highly attractive Northern Virginia market; consummated an offering of $70 million of 5.75% fixed rate subordinated debt; and successfully planned for the redemption, by 2016 and the increase in dividend rate to 9%, of the Company’s SBLF Preferred Stock. The Company also continued its streak of consecutive quarters of record earnings, extending it to 24 quarters through 2014.  For 2014, EagleBank was the most profitable Maryland-headquartered bank.

The Bank operates as a community bank alternative to the super-regional financial institutions which dominate its primary market area. The cornerstone of the Bank’s philosophy is to provide superior, personalized service to its clients. The Bank focuses on relationship banking, providing each client with a number of services, familiarizing itself with, and addressing itself to, client needs in a proactive, personalized fashion. Management believes that the Bank’s target market segments, small to medium-sized for profit and non-profit businesses and the consumer base working or living in and near of the Bank’s market area, demand the convenience and personal service that a smaller, independent financial institution such as the Bank can offer. It is these themes of convenience and proactive personal service that form the basis for the Bank’s business development strategies.

Based on June 30, 2014 deposit market share, EagleBank held the highest rank among Washington area community banks and was the only locally based community bank in the top 10 as reported by the FDIC.

Record Setting Performance

2014 Financial Results and Operating Highlights

	Period Ending
Index	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14
Eagle Bancorp, Inc.	100.00	137.82	138.87	190.74	321.81	373.18
NASDAQ Stock Market Index- (U.S. Companies)	100.00	118.15	117.22	138.02	193.47	222.16
NASDAQ Bank Index	100.00	114.16	102.17	121.26	171.86	180.31
S&P 500	100.00	115.06	117.49	136.30	180.44	205.14

During 2014, we experienced increases in our key financial and operational metrics, resulting in record financial results:

•     Net Income was $54.3 million, a 15% increase over 2013;

•     Assets increased to $5.25 billion, compared to $3.77 billion at December 31, 2013, a 39% increase;

•     Total loans (excluding loans held for sale) were $4.31 billion at December 31, 2014 compared to $2.95 billion at December 31, 2013, a 46% increase.

•     Total deposits were $4.31 billion at December 31, 2014, compared to $3.23 billion at December 31, 2013, a 34% increase;

•     The investment portfolio totaled $382.3 million at December 31, 2014, a 1% increase from the $378.1 million balance at December 31, 2013; and

•     The Company’s capital position remains substantially in excess of regulatory requirements for well capitalized status:

o                 Total Risk Based Capital ratio of 12.97% at December 31, 2014.

o                 Tier 1 Risk Based Capital of 10.39% at December 31, 2014.

o                 A Leverage Ratio of 10.69% at December 31, 2014.

o                 Tangible Common Equity of 8.54% at December 31, 2014.

This performance continues the Company’s historical trend of ongoing improved performance, with increased earnings in each quarter since the fourth quarter of 2008.  In addition, the Company has achieved strong five-year compound annual growth rates (“CAGR”) in several key areas, including:

•                  5-Year CAGR of Tangible Book Value/Common Share:  14%

•                  5-Year CAGR of Earnings per diluted Common Share:  31%

•                  5-Year CAGR of Deposits:  24%

•                  5-Year CAGR of Loans:  25%

Compensation Components

2014 Executive Pay-for-Performance

2014 was an outstanding performance year for the Company, as we exceeded our financial objectives on many fronts. As in prior years, our 2014 executive compensation awards reflected both financial and operational results that our Board of Directors determined critical to our long-term strategic objectives. The connection between our performance results and named executive officer compensation awards continues to be at the forefront of decision-making. The Compensation Committee also takes into account risk management practices within the organization, including results of federal and state regulatory examinations and internal control matters that may arise from internal and independent audits throughout the year.

The key components of our 2014 executive compensation program for all named executive officers consist of a base salary, a performance-based cash incentive plan (the Senior Executive Incentive Plan, the “SEIP”), an equity based compensation plan (the 2006 Stock Plan), a 401(k) Plan and a nonqualified supplemental executive retirement benefit program for all named executive officers except Mr. Paul.

Based on peer reviews and the results of market survey data prepared by Meyer-Chatfield Compensation Advisors (“MCCA”), the Company’s outside compensation consultant, the Compensation Committee took the following actions with respect to the 2014 compensation of the named executive officers:

•      Base Salaries

The Board of Directors believes that base salaries for named executive officers should be targeted at market competitive levels. Base salaries are reviewed annually and adjusted based on our review of market data and assessment of Company and individual executive performance. In 2014, our named executive officers received base salary increases of 6% to 10% over 2013 base salary levels.

•      Senior Executive Incentive Plan

The SEIP was established to reward our executives for achieving or exceeding predefined performance goals. In 2014, all named executive officers participated in the SEIP.  Under the plan, an executive is eligible to earn a percentage of his or her base salary based on achievement of Company and individual performance objectives. With respect to 2014 performance, executives could earn an incentive payment of 25% to 60% of their base salary at target performance levels.  For 2014, a participant could receive a pay out of incentive awards above target, if performance results were beyond performance expectations (referred to as “target plus”). Performance must be at least 15% above budgeted goals to achieve target plus payouts. In addition, beginning in 2014, a performance factor was added to reward executives for exceptional performance and compensate at the appropriate market level compared to peers. Performance at the 75th percentile (and higher or lower) should receive compensation commensurate with the 75th percentile of the peer group, taking into account both company and individual performance. Payments for performance in excess of target are not capped, but increase in proportion to the level of performance achieved. Reflecting our above-target performance for the year, the named executive officers received nondiscretionary bonus payments that were 57% to 163% of their target bonus opportunities.

We believe our use of annual performance metrics versus longer term metrics is appropriate, in that current economic conditions and unforeseeable changes in business can so significantly impact (for better or for worse) the results of operations, that it would be inordinately difficult to establish appropriate multi-year targets. In addition, use of multi-year targets, or targets based on market performance of our stock, could negatively impact participants who perform admirably but not receive recognition for it at compensation “market” levels. We also recognized that the banking industry generally does not utilize multi-year targets and adopting such an approach would hinder efforts at retention of our named executive officers. Significantly, we have incorporated a longer term element in our plan by adopting a vesting period for equity awards that creates not only a golden handcuff, but provides an impetus for achieving continued performance. In addition, equity awards are based on the overall performance of the company.

For 2014, the target goals, the Company’s actual performance and the weighting of each goal for purposes of determining the amount of the award to each named executive officer were as set forth in the table below.

	Mr. Paul	Mr. Langmead	Mr. Marquez	Ms. Riel	Ms. Williams	Actual Performance
Net Operating Income (available to common shareholders	35%	15%		20%		Exceeded Target
Non-Interest Income		15%				Below Threshold
Nonperforming Assets			15%		30%	Exceeded Target
Strategic Alignment	25%	15%		20%		N/A
Total Loan Growth (Average Balance CRE)			30%			Exceeded “Target-Plus”
Average Core Deposit Growth (CRE Team)			15%			Exceeded “Target-Plus”
Efficiency Ratio		20%		15%		Exceeded Target
Non-Interest Expenses (Salaries, Benefits, Other Expenses)				20%	20%	Exceeded Threshold
Net Interest Margin		15%	20%			Exceeded Target
Charge Offs					30%	Exceeded “Target-Plus”
Dept/Individual Performance	40%	20%	20%	25%	20%	N/A

The target level for the efficiency ratio was 49.01%.  The net interest margin target level was 4.32%; the target level for net operating income (available to common shareholders) was $51.3 million. The target level for non-interest expenses was $90.7 million. The target levels for loan related, nonperforming asset related, deposit growth related and expense related metrics are not disclosed in order to prevent competitive harm to the Company.

•      Equity Compensation

We believe equity ownership aligns our executives with our shareholders, promotes a long-term focus on the performance and success of the Company and is consistent with our compensation philosophy. In addition, through the use of extended vesting, equity supports our retention goals and builds future wealth for our executives only when our stock continues to perform. In 2014, we granted equity in the form of restricted stock to our named executives. The equity grants approved in February 2014 were based on Company-wide and individual performance in 2013, as well as direct compensation values in accordance with our market analysis. Awards made in February 2015 reflected the 2014 Stock Awards column of the Summary Compensation Table, relate to 2014 performance and compensation.

•      To determine the amount of the equity award to a particular executive, that executive’s performance is considered along with projected payouts they earned under our SEIP. We then determine the optimal level of direct compensation (base salary plus cash incentives plus equity) that we believe each executive should receive. For example, a high performing executive that achieved target-plus performance levels on all of his/her goals, as well as the Company-wide goals, should place in the 75th to 90th market percentile with regard to total direct compensation (assuming we deem our overall performance relative to our peers to be in the same range of percentile in a given year). Using this methodology, the equity awards granted to named executive officers in 2014 in respect of 2013 performance, shown in the Summary Compensation Table, ranged from 36% to 52% of an executive’s base salary.

•      Equity awards for 2014 performance vest ratably over three years commencing on the first anniversary of the date of grant. This helps to ensure that executives maintain a long-term focus on maintaining and improving Company-wide performance. We believe this feature of the plan enhances shareholder value for the long term.

•      Supplemental Executive Retirement Plan

The Company also provides certain of its executive officers, including all of the named executive officers other than the Chief Executive Officer, with a supplemental retirement benefit, with benefits payable well into retirement years, in order to focus our executives on long-term Company performance. This Supplemental Executive Retirement Plan (“SERP”), adopted by the Company in 2013, has a unique design that provides for a lifetime retirement benefit at approximately 86% of the cost of similar plans for comparably situated executives.  The target retirement age for the benefit is age 67, with reduced benefits prior to age 67.

•      Retirement Benefit

Our 401(k) plan allows all officers and employees of the Company working 1,000 hours or more in a calendar year to defer a portion of their compensation, and provides a match of up to 3% of their base salaries, subject to certain IRS limitations. While the decision to match employee contributions is discretionary, all employees receive the same percentage match. During 2014, the Company made the maximum matching contributions. Please refer to the discussion accompanying the Summary Compensation Table for additional information regarding the SERP.

•      Health and Welfare Benefits

We provide health benefits to our executive officers, including the named executive officers, generally on the same basis as all of our full-time employees. These benefits include medical and dental benefits, short-term and long-term disability insurance, basic life insurance coverage, and long term care insurance coverage. We design our employee benefits programs to provide choice and to be affordable and competitive in relation to the market, and to be compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

The Compensation Committee believes our current executive compensation policies and practices are effective in advancing our long-term strategic plan, reasonable in relation to our compensation peer group and responsible in encouraging the named executive officers to work for meaningful shareholder returns without taking unnecessary or excessive risks.

•      Employment, Non-Compete and Severance Arrangements

Each of our named executive officers has an employment agreement which contains provision for payments upon a change in control of the Company. Each named executive officer is also party to a non-compete agreement which provides for payments following termination without cause or in connection with a change in control, which payments are contingent on compliance with the agreements’ requirements regarding not competing with the Company and Bank following such termination. These agreements are described in detail under “Employment and Non-Compete Agreements” following the Summary Compensation Table. The Committee believes that the agreements provide continuity of executive management and employment security, which is conducive to maximum employee effort and valuable protections for the Company and its executive officers.

CEO Pay-for-Performance

We operate in a highly-dynamic business environment, which has been and continues to be characterized by rapidly changing market and customer trends, regulatory changes and requirements, as well as expectations from shareholders for meaningful growth without excessive risk taking. To succeed in this environment, our senior leadership must be able to continually refine and enhance products and services; respond to competitive challenges in our markets; attract, satisfy and retain customers; and demonstrate an ability to quickly identify and capitalize on business opportunities.

Our steady and consistent growth over the years, as well as our success in developing a leading market position relative to our peers and competitors, has largely been the result of the exceptional leadership of Mr. Paul, and the team he has assembled, whose focus, creativity and ability to motivate our workforce has enabled us sustained year over year growth and improvement in profitability. As a result, we have sought to structure the compensation opportunities for Mr. Paul to achieve two principal objectives: to motivate and reward the achievement of our annual and longer term financial and strategic objectives and to ensure that he remains with the Company to guide our business into the future.

At the same time, we seek to align his compensation opportunities with our shareholders’ long-term interests. Accordingly, in recent years, the Compensation Committee has focused on using incentive compensation with long-term company performance implications as the dominant element of his target total direct compensation opportunity (that is, the sum of base salary, target annual cash bonus opportunity and the grant date fair value of equity awards) to emphasize the importance of our ongoing financial performance and to further reward him, through his participation in increased market valuation of our common stock, when that performance is sustained over a multi-year basis, providing our shareholders a corresponding benefit and to ensure his retention consistent with our long-term executive retention objectives.

The Company’s exceptional performance has correlated with an increase in the target total direct compensation opportunity of Mr. Paul, which has been largely comprised of long-term incentive compensation in the form of an annual equity award. The value of equity awards rise and fall over the long-term, with our stock performance. Accordingly, as the vast majority of Mr. Paul’s target total direct compensation opportunity is contingent on our long-term performance, he experiences the same variability in the total amount of compensation he actually realizes as our shareholders experience in the value of their shareholdings.

Executive Compensation Policies and Practices

In discharging its responsibilities relating to executive compensation, the Compensation Committee monitors trends and developments in compensation ‘‘best practices’’ and looks to enhance the effectiveness of our executive compensation program on an ongoing basis. As a result, our executive compensation program reflects the following policies and practices:

•      Compensation Committee and Advisor Independence

The Compensation Committee is composed solely of independent directors, under its own authority, and has engaged its own independent advisors, including a compensation consultant and legal counsel.

•      Advisory Vote on Executive Compensation

We conduct an annual shareholder advisory vote on the compensation of the named executive officers, and our Board of Directors and the Compensation Committee carefully consider the outcome of these advisory votes when making compensation decisions.

•      Compensation Recovery Policy

We maintain a compensation recovery (‘‘clawback’’) policy that gives the Company the right to recover any incentive payments that were made based on material misstatements or inaccurate performance metrics.

•      Compensation-Related Risk Assessment

We conduct an annual evaluation of our compensation programs, policies and practices to ensure that they reflect an appropriate level of risk-taking but do not encourage our employees to take excessive or unnecessary risks that could have an adverse impact on the Company.

•      Change in Control Arrangements

The post-employment compensation arrangements for the named executive officers provide for the receipt of payments and benefits only in the event of (i) involuntary termination of employment or material reduction in the named executive officer’s title, duties and/or position following a change in control of the Company or (ii) a voluntary termination at the expiration of a twelve-month period following consummation of a Change in Control.

•      Executive Perquisites

We do not provide any significant perquisites or other personal benefits to our executive officers; our executive officers participate in our health and welfare benefit programs on the same basis as all of our employees.

•      No Tax ‘‘Gross-Ups’’ or Payments

We do not provide any ‘‘gross-ups’’ or tax payments in connection with any cash or equity compensation element or any excise tax ‘‘gross-up’’ or tax reimbursement in connection with any change in control payments or benefits.

2014 Advisory Vote on Executive Compensation

At our 2014 Annual Meeting of Shareholders, we conducted a non-binding advisory vote of our shareholders (“Say-on-Pay” vote) to approve the compensation of the Named Executive Officers. At that meeting, 54.81% of the votes cast were voted in approval of the compensation of the Named Executive Officers. These results represented a decrease in the proportion of votes cast in favor of our executive compensation program as compared with our 2013 Say-on-Pay vote.

Preceding and following the 2014 Annual Meeting of Shareholders, we actively engaged with many of our large institutional shareholders to discuss our executive compensation program, the 2014 Say-on-Pay vote and to identify shareholder concerns and potential areas for modifying our executive compensation program. The purpose of these discussions was so that we can maintain alignment of our programs with shareholder objectives and to be responsive to the views that shareholders expressed in the 2014 shareholder advisory vote on executive compensation. Since the 2014 Say-on-Pay vote occurred after the annual executive compensation review in February of 2014, changes or enhancements to our executive compensation programs will be reflected in 2015.

The discussions concerning our executive compensation programs and philosophy were generally favorable. We received feedback on our consideration of Company and executive performance as compared to peers, the relative alignment of compensation with Company performance over multi-year periods and the long term impact of extended vesting periods for equity awards.

The Compensation Committee was briefed on and considered this feedback, as well as the results of the 2014 non-binding Say-on-Pay vote in reviewing our executive compensation practices. While the Compensation Committee believes that our executive compensation program is effectively designed and aligned with the interests of our shareholders, the Committee, at the recommendation of the compensation consultant, modified the Senior Executive Incentive Plan to reduce compensation of a discretionary nature. A market-based compensation modifier was included to provide incentive awards based on company performance relative to peers. This reduces the need for discretionary adjustments and imposes a more rigorous assessment of performance and compensation. The Committee also has the discretion to reduce an award based on individual performance.

The Company is committed to continuing its engagement with our shareholders on executive compensation matters to understand their views concerning our executive compensation philosophy, policies and practices.

Consistent with the recommendation of our Board of Directors and the preference of our shareholders, as reflected in the advisory vote on the frequency of Say-on-Pay votes conducted at our 2012 Annual Meeting of Shareholders, our Board of Directors believes it is appropriate to conduct annual shareholder non-binding advisory votes regarding our executive compensation programs.

Our Corporate Values and Compensation Philosophy

Our Vision
To remain the leading community bank in the metropolitan Washington, DC area.
Our Mission

EagleBank is committed to providing quality financial services and successful solutions that consistently achieve a high degree of customer satisfaction. We will differentiate our company from other institutions by developing long-term client relationships, providing superior customer service, creating stockholder value, supporting and enhancing our community, and encouraging the growth and well-being of our employees.  We are dedicated to growing our position as the leading community bank for business of all sizes in our market, through the respect and recognition we have earned for our banking knowledge, lending expertise, local decision-making, relationship continuity, business ethics and corporate citizenship.

Our Compensation Philosophy

Our compensation philosophy provides the guiding principles for structuring compensation programs that embody these values. The policies and underlying philosophy governing the Company’s executive compensation plan, as endorsed by the Compensation Committee and the Board of Directors, are designed to accomplish the following:

•      Maintain a compensation program that is equitable in a competitive marketplace.

•      Provide opportunities that integrate pay with the Company’s annual and long-term performance goals.

•      Encourage achievement of strategic objectives and creation of shareholder value.

•      Recognize and reward individual initiative and achievements.

•      Maintain an appropriate balance between base salary and short- and long-term incentive opportunity.

•      Allow the Company to compete for, retain, and motivate talented executives critical to its success.

The Compensation Committee seeks to target executive compensation at or above market commensurate with our performance. Our goal is to provide meaningful incentives through pay for performance programs that pay at the 75th percentile or higher when performance expectations are exceeded. The executive officers’ compensation is weighted toward programs contingent upon the Company’s level of annual and long-term performance. In general, for executive management positions of the Company (including the named executive officers) and its subsidiaries, the Company will pay base salaries, on average, at the 50th percentile or higher when performance warrants, of other banks and/or companies with similar asset size, complexity and with similar products and markets. Goals for specific components include:

•      Base salaries for executives generally are targeted at the 50th percentile or higher.

•      The SEIP targets cash compensation between the 75th and 100th percentile based on achieving and exceeding annual goals.

•      Performance based discretionary equity compensation with long term components are awarded when target goals are met, with the potential for higher awards when goals are exceeded. No equity awards will be made if performance goals are not met.

•      Retain the services of one or more nationally recognized consulting firms to assist the Compensation Committee in performing its various duties. Those firm(s) advise the Compensation Committee on compensation programs for the named executive officers. The Compensation Committee is committed to tying compensation to performance and ensuring that compensation, both cash and equity, is commensurate with peer performance and compensation. The Committee believes the Company’s current executive team is of extremely high caliber and contributed significantly to the Company’s strong historical growth and impressive performance. Retaining the current executive team is critical to continued success and the committee is confident its compensation recommendations have been appropriate and reflect this commitment by providing compensation commensurate with peers based on overall company and individual performance. (See the 2014 Financial Results and Operating Highlights and the Eagle Bancorp Peer Group performance ranking for performance results.)

Executive Compensation Design

Consistent with our compensation philosophy, the target total direct compensation opportunities of Mr. Paul and other executive officers, including each of the other named executive officers, reflect a higher percentage of at-risk compensation relative to other employees. This performance-based structure creates opportunities for higher compensation with strong corporate and individual performance and lower compensation at lower performance levels. The Compensation Committee believes that the more senior an executive officer, the more his or her compensation should be at-risk. We believe that this approach is appropriate because our executive officers have the greatest influence on our performance, with Mr. Paul having the greatest influence.

Executive Compensation Process

The Role of the Compensation Committee

The Compensation Committee, among its other responsibilities, establishes our overall compensation philosophy and reviews and approves our executive compensation program, including the specific compensation of our executive officers, including the named executive officers. The Compensation Committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our executive officers.

While the Compensation Committee determines our overall compensation philosophy and approves the compensation of our executive officers, it relies on its compensation consultant and special legal counsel, as well as Mr. Paul, our Chief Financial Officer and Human Resources to formulate recommendations with respect to specific compensation actions. The Compensation Committee makes all final decisions regarding compensation, including base salary levels, target bonus opportunities, actual bonus payments and equity awards. The Compensation Committee meets on a regularly-scheduled basis and at other times as needed.

At least annually, the Compensation Committee conducts a review of our executive compensation program to assess whether our compensation elements, actions and decisions (i) are aligned with our vision, mission, values, corporate goals and compensation philosophy, (ii) provide appropriate short-term and long-term incentives for our executive officers and (iii) are competitive with the compensation of the executive in comparable positions at the companies with which we compete for executive talent.

As part of this process, the Compensation Committee takes into consideration the recommendations of Mr. Paul and a competitive market analysis prepared by its compensation consultant. In the course of its deliberations, the Compensation Committee also considers competitive positioning, internal equity and our corporate and individual achievements against one or more short-term and long-term performance objectives. The Compensation Committee does not weight goals in any predetermined manner, nor does it apply any formulas in making these decisions. The Compensation Committee considers all of this information in light of their individual experience, knowledge of the Company, knowledge of the peer companies, knowledge of each named executive officer and business judgment in making decisions regarding executive compensation and our executive compensation program.

As part of this process, the Compensation Committee also evaluates the performance of Mr. Paul each year and makes all decisions regarding his base salary adjustments, bonus payments and equity awards. Mr. Paul is not present during any of the deliberations regarding his compensation.

The Role of Consultants

The Compensation Committee engaged in the fourth quarter of 2013 the services of MCCA as its independent advisor on matters of executive and board compensation (the “Engagement”). MCCA reports directly to the Committee and provides no other remunerated services to the Company or any of its affiliates. The Company has affirmatively determined that no conflicts of interest exist between the Company and MCCA or any individuals working on the Company’s account on MCCA’s behalf. In reaching such determination, the Company considered the following enumerated factors, all of which were attested to or affirmed by MCCA:

•      During 2013, MCCA provided no services to and received no fees from the Company other than in connection with the Engagement;

•      The amount of fees paid or payable by the Company to MCCA in respect of the Engagement was $6,000 for the fourth quarter of 2013 (toward an annual fee of $24,000);

•      MCCA has adopted and put in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company;

•      There are no business or personal relationships between MCCA and any member of the Compensation Committee other than in respect of (i) the Engagement, or (ii) work performed by MCCA for any other company, board of directors or compensation committee for whom such Committee member also serves as an independent director;

•      No employees of MCCA owns any stock of the Company; and

•      There is no business or personal relationships between MCCA and any executive officer of the Company other than in respect of the Engagement.

The Role of Management

Input from Mr. Paul is considered by the Compensation Committee regarding the criteria to be used to determine base salary, bonuses and other benefits for named executive officers other than Mr. Paul. Although input from Mr. Paul is considered by the Compensation Committee, the Compensation Committee exercises final authority on compensation matters for all named executive officers. Mr. Paul is not present at meetings during which his own compensation is discussed and deliberated.

Competitive Positioning

In making compensation decisions, the Compensation Committee considers the competitive market for executive talent, as well as the compensation policies and practices of the companies with which we compete for talent, which include both publicly-traded and privately-held companies in a wide range of sizes and stages of development. For this purpose, the Compensation Committee uses a number of resources, including executive compensation data compiled by its compensation consultant from publicly-available sources and from various national compensation surveys.

The peer group is a select group of 20 public banks between $2.7 billion and $6.4 billion in assets. The peer group was selected based on assets, performance and regional similarities. In applying the methodology, we started with seventy-five public banks between $2.7 billion and $7 billion in assets. We then narrowed the list further using asset size, full-time employees, number of offices, high performance and geographic location. Following a review of the group of peer companies that it uses as a reference for evaluating the competitive market for executive talent, based on the analysis prepared by and recommendations of its compensation consultant, the Compensation Committee approved the following peer group, consisting of 20 financial institutions, for use in connection with its annual compensation review in 2014. The list was further refined based on performance and regional similarities.

Eagle Bancorp Peer Group

	Bank	Ticker	City	State	ROAE (%) 2014 Q3	ROAA (%) 2014 Q3	Net Interest Margin (%) 2014 Q3	Efficiency Ratio (%) 2014 Q3	NPAs/ Assets (%) 2014 Q3	Core EPS Growth (%) 2014 Q3	Net Charge- offs/Avg Loans (%) 2014 Q3	Market Cap% Change 2013Q3/ 2014Q3
1	Bancorp, Inc.	TBBK	Wilmington	DE	-18.46	-1.57	2.30	81.15	NA	42.20	1.21	-51.33%
2	BNC Bancorp	BNCN	High Point	NC	10.11	0.89	4.54	62.08	1.79	57.38	0.97	30.44%
3	Boston Private Financial Holdings, Inc.	BPFH	Boston	MA	11.61	1.17	2.96	66.69	0.89	NA	-0.05	12.62%
4	Brookline Bancorp, Inc.	BRKL	Boston	MA	7.69	0.87	3.57	60.04	0.61	16.00	0.08	-8.89%
5	Cardinal Financial Corporation	CFNL	McLean	VA	10.20	1.16	3.66	60.93	NA	161.30	-0.02	9.23%
6	Century Bancorp, Inc.	CNBA	Medford	MA	11.90	0.63	2.23	60.55	0.27	17.95	0.08	4.06%
7	Customers Bancorp, Inc.	CUBI	Wyomissing	PA	11.05	0.78	2.80	53.13	NA	39.06	0.24	20.75%
8	Dime Community Bancshares, Inc.	DCOM	Brooklyn	NY	10.37	1.09	3.09	43.59	0.53	10.00	0.02	-12.78%
9	Enterprise Financial Services Corp.	EFSC	Clayton	MO	10.71	1.03	3.78	64.30	0.63	-8.00	0.33	1.55%
10	Flushing Financial Corporation	FFIC	Lake Success	NY	9.86	0.92	2.77	62.20	1.04	-22.22	0.40	-2.44%
11	Hudson Valley Holding Corp.	HVB	Yonkers	NY	4.45	0.41	3.13	79.27	1.52	-8.42	0.21	-2.96%
12	Independent Bank Corp.	INDB	Rockland	MA	10.05	1.00	3.43	61.85	1.23	7.61	0.19	4.21%
13	Lakeland Financial Corporation	LKFN	Warsaw	IN	13.23	1.37	3.34	48.63	0.97	14.47	0.11	15.57%
14	Northfield Bancorp, Inc.	NFBK	Woodbridge	NJ	2.99	0.70	3.02	63.36	1.34	15.87	0.17	-1.93%
15	Oritani Financial Corp.	ORIT	Township of Washington	NJ	7.76	1.27	3.16	38.21	0.71	0.62	0.12	-15.96%
16	Sandy Spring Bancorp, Inc.	SASR	Olney	MD	8.61	1.06	3.41	61.00	1.05	-8.76	0.12	-1.14%
17	Sterling Bancorp*	STL	Montebello	NY	6.83	0.91	3.78	55.67	1.01	97.08	0.09	121.46%
18	Tompkins Financial Corporation	TMP	Ithaca	NY	11.23	1.09	3.61	63.45	NA	5.01	0.09	-3.97%

19	Washington Trust Bancorp, Inc.	WASH	Westerly	RI	12.15	1.25	3.24	56.45	0.88	5.05	0.09	5.80%
20	WSFS Financial Corporation	WSFS	Wilmington	DE	10.17	0.99	3.67	57.84	0.99	32.24	0.23	26.26%
	25th Percentile				7.75	0.84	3.01	63.37	1.10	2.81	0.26	-3.21%
	50th Percentile				10.14	0.99	3.29	60.96	0.98	14.47	0.15	2.80%
	75th Percentile				11.10	1.11	3.62	56.25	0.69	36.65	0.09	13.36%
	90th Percentile				11.92	1.25	3.78	48.13	0.57	65.32	0.02	26.68%
	Eagle Bancorp, Inc.	EGBN	Bethesda	MD	14.52	1.37	4.45	50.90	0.92	25.00	0.09	13.45%
	Eagle Bancorp, Inc. Percent Rank				Highest	Highest-Tied	99th	87th	57th	69th	74th	95th
Source: Meyer-Chatfield Compensation Advisors, Inc.

Other Compensation Policies

Timing and Pricing of Equity Awards

Equity compensation awards for named executive officers and employees are generally approved in the first quarter of each year.  Awards may be made periodically for new hires during the year. Awards are based on a number of criteria including the Company’s performance, the relative rank of the employee within the Company and his or her specific contributions to the success of the Company.

The grant date is established when the Compensation Committee approves the grant. We set the exercise price for our stock options as the average of the high and low stock price on the grant date. Our equity award process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices.  Similarly, we expect that the release of material nonpublic information will not be timed with the purpose or intent to affect the value of executive compensation.

Risk Analysis of Incentive Compensation Programs

In setting compensation, the Compensation Committee of the Company also considers the risks to the Company’s shareholders and the achievement of our goals that may be inherent in our compensation programs. Although a significant portion of some employees’ compensation is performance-based and “at-risk,” we believe our compensation program is appropriately structured and does not pose a material risk to the Company. The Compensation Committee of the Company receives feedback from the Chief Risk Officer identifying any risks associated with named executive officer compensation plans and other employee incentive compensation plans. The report below outlines our process and the steps taken to mitigate any risks that were uncovered in our discussions.

Executive Compensation Plan Risk Assessment

Our Chief Risk Officer has reviewed all incentive programs, including the Senior Executive Incentive Plan, and concluded that none of the plans, considered individually or as a group, presented any material threat to our capital or earnings, encouraged taking undue or excessive risks, or encouraged manipulation of financial data in order to increase the size of an award. This feedback was provided to the Compensation Committee.  The conclusions were based on the following:

•               The Senior Executive Incentive Plan is a formal performance-based plan in which the Compensation Committee is deeply involved. The Board of Directors of the Company establishes Company-wide goals early in the performance year through approval of the budget, and communicates these performance goals to the Compensation Committee for their review and approval. We use a balance of Company-wide goals, strategic goals and individual or departmental goals and customize the goals each year based on each executive’s functional responsibility. The Compensation Committee is active in setting and approving the Company-wide goals each year. The Chief Executive Officer provides input on weighting of departmental or individual goals for executive officers. Once these are presented to the Compensation Committee, the Compensation Committee will discuss and approve, or revise the goals for the other named executives.

•               When setting actual officer-specific goals, we consider not only our annual budget, but our strategic initiatives, peer performance and individual goals, which we believe mitigates risk and keeps executives focused on the long-term success of the Company. The Compensation Committee reviews these performance evaluations each year, not only to determine final award payouts, but to discuss developmental opportunities for our named executives. In addition, for any payout to occur, we must have satisfactory regulatory ratings and reviews.

•               We believe that target and elevated target (“target plus”) awards are reasonable and competitive based on market research that was provided by our compensation consultant. We also pay out on a pro-rata basis for actual performance results that fall in between threshold, target and target plus levels and above target plus levels. We believe this reduces the likelihood of an executive misstating numbers to reach the next award level or withholding information to count toward the next performance year.

•                  A “clawback” policy was adopted in early 2009 under the SEIP. This allows us to recover all or part of a cash or stock incentive award in certain cases of inaccurate financial statement information that resulted in a restatement of our financial statements, or on a fraudulent, willful or grossly negligent misrepresentation. Accordingly, such activities would not be rewarded.

•                  The individual named executive officer employment agreements, which have previously been reviewed and approved by the Compensation Committee, provide for the payment to each named executive officer of base salaries, certain insurance benefits, car allowances, and eligibility for participation in our incentive plans, equity compensation plans and other compensation programs we may adopt, as well as certain benefits and payments upon termination or a change in control. None of the agreements provides for any specific mandatory variable or incentive pay, or any other conditional compensation. As such, the Compensation Committee believes that none of such agreements present any material threat to our capital or earnings, encourage taking undue or excessive risks, or encourage manipulation of financial data in order to increase the size of an award.

Non-Executive Compensation Plan Risk Assessment

Our Chief Risk Officer reviewed incentive programs in which employees who are not executive officers participate, and provided analysis and conclusions to the Compensation Committee. It was concluded that none of these programs presented any material threat to our capital or earnings, encouraged taking undue or excessive risks, or encouraged manipulation of financial data in order to increase the size of an award. The following incentive compensation plans were reviewed:

•    Three producer incentive plans were reviewed: Community Banking, C&I Lending and Commercial Real Estate Lending. Under these plans, certain employees are compensated with cash incentives calculated as a specific percentage of salary or of qualifying loans, deposits and other business they produce. A portion of the potential compensation under these plans is tied to individual and/or team performance and paid on an annual basis. There are also components, such as the collection of loan fees and the expansion of existing, or the establishing of new, customer deposit accounts, that are paid quarterly. We believe intrinsic features of these plans protect us against unnecessary risk taking, including: (i) the plan modifier that reduces or eliminates incentive payouts when asset quality measures decline or fall below minimum acceptable levels; and (ii) having the individual production payout paid on an annual basis, which allows us to modify incentive payouts at the end of the year in light of asset quality issues or other adverse developments.

•    SBA Lender Incentive Plan. This plan rewards departmental personnel with a percentage of the net premium income received by the Bank and provides additional incentive for achieving goals. Intrinsic features of this plan address reducing incentive payments when asset quality measures decline or fall below minimum acceptable levels and when there are critical documentation exceptions, to protect us against unnecessary risk taking.

•    Residential Mortgage Loan Officers are generally paid compensation based on loan production. There are separate agreements with each mortgage loan officer outlining his/her individual compensation package. There is also an incentive program for loan processors, loan closers, and underwriters in the Residential Lending department. Loan processors and loan closers are paid for each loan closed, provided he or she reaches an established minimum number for each month. Underwriters are paid for each loan dispositioned, regardless of the decision made, providing he or she reaches an established minimum number handled per month. There is also an incentive plan for the Residential Lending management (non-producing) that provides incentive based on average per loan profit.

Clawback provisions are included in all incentive compensation plans. All of our incentive plans call for the employee to be in good standing with no adverse written performance documentation. Once an employee receives adverse written documentation for performance, the employee is ineligible to receive incentive payments for a minimum of 90 days.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management we have recommended to the Board of Directors that the Compensation Disclosure and Analysis be included in this proxy statement and incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2014.

Members of the Compensation Committee

Leland M. Weinstein, Chairman	Leslie M. Alperstein, Ph.D.
Dudley C. Dworken	Harvey M. Goodman
Norman R. Pozez	Robert P. Pincus

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Executive Compensation Tables

The following table sets forth a comprehensive overview of the compensation for Mr. Paul, the Chairman, Chief Executive Officer and President of the Company; Mr. Langmead, the Chief Financial Officer of the Company; and the three most highly compensated executive officers of the Company (including officers of the Bank) who received total compensation of $100,000 or more during the fiscal year ended December 31, 2014. The summary compensation table does not reflect rights to purchase shares of common stock at a discount to the market price granted to or exercised by named executive officers under the Company’s 2011 Employee Stock Purchase Plan.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)		Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total

Ronald D. Paul,	2014	$807,070	$1,418,929	$416,731		$--	$1,314,063	$--	$53,565	$4,010,358
Chairman, President and CEO of	2013	$733,700	$600,000	$6,057,587	(6)	$--	$800,141	$--	$53,415	$8,244,843
Company; CEO of Bank	2012	$667,000	$--	$479,593		$--	$735,316(7)	$--	$56,353	$1,938,262

James H. Langmead,	2014	$334,457	$225,951	$138,141		$--	$141,525	$258,898	$26,432	$1,125,404
EVP; CFO of Company and Bank	2013	$318,530	$40,000	$115,090		$--	$164,634	$231,770	$26,291	$896,315
	2012	$300,500	$35,000	$142,270		$--	$139,994	$--	$26,131	$643,895

Antonio F. Marquez,	2014	$290,954	$35,000	$112,337		$--	$448,679	$34,596	$26,427	$947,993
EVP; CLO-CRE of Bank	2013	$271,920	$150,000	$99,592		$--	$134,872	$31,050	$26,277	$713,711
	2012	$247,200	$50,000	$98,694		$--	$81,788	$--	$25,450	$503,132

Susan G. Riel,	2014	$430,194	$242,213	$177,713		$--	$289,660	$414,451	$25,067	$1,579,298
EVP of Company; SEVP-COO of	2013	$402,050	$150,000	$147,245		$--	$281,412	$396,951	$24,917	$1,402,575
Bank	2012	$365,500	$75,000	$209,951		$--	$228,353	$--	$25,403	$904,207

Janice L. Williams,	2014	$321,376	$150,000	$132,735		$--	$181,592	$67,446	$19,421	$872,570
EVP—CCO of Bank	2013	$306,072	$75,000	$109,870		$--	$196,492	$59,970	$19,271	$766,675
	2012	$294,300	$--	$83,657		$--	$176,251	$--	$19,121	$573,329

(1)

Amount shown for 2014 includes $1.3 million paid in November 2014 in recognition of the extraordinary services provided in connection with the Virginia Heritage merger and amounts based on 2014 performance which are paid in the following year. Amounts shown for 2013 and 2012 are based on performance in the year indicated and are paid in the following year.

(2)

Represents the grant date fair value of awards of restricted stock granted in the subsequent year for performance during year indicated, except for Mr. Paul’s 2013 award. Please refer to footnote 6 for information regarding Mr. Paul’s 2013 award. Please refer to note 15 to the Company’s Consolidated Financial Statements for the year ended December 31, 2014 for a discussion of the assumptions used in calculating the grant date fair value.

(3)	Reflects amounts awarded under the Company’s Senior Executive Incentive Plan. Amounts shown are based on performance in the year indicated and are paid in the following year.

(4)

Represents the value of the increase in the named executive officer’s accumulated benefit under the Supplemental Executive Retirement and Death Benefit program (the “SERP”) adopted in 2013, assuming normal retirement at age 67 and a discount rate of 4.5%. Amounts reflected in this column are not currently payable to the named executive officers and are not considered for purposes of determining the identities of the named executive officers.  Please refer to the discussion under the caption “SERP” below, and to the Pension Benefits table below for additional information about the SERP.

(5)	Other compensation consisted of the following items:

	Name	Year	Car Allowance	Insurance Premiums	401(k) Matching Contributions
	Ronald D. Paul	2014	$18,000	$27,765	$7,800
		2013	$18,000	$27,765	$7,650
		2012	$18,000	$30,853	$7,500

	James H. Langmead	2014	$9,000	$9,632	$7,800
		2013	$9,000	$10,363	$7,650
		2012	$9,000	$9,631	$7,500

	Antonio F. Marquez	2014	$13,000	$5,627	$7,800
		2013	$13,000	$5,627	$7,650
		2012	$13,000	$4,950	$7,500

	Susan G. Riel	2014	$9,000	$8,267	$7,800
		2013	$9,000	$8,267	$7,650
		2012	$9,000	$8,930	$7,500

	Janice L. Williams	2014	$9,000	$2,621	$7,800
		2013	$9,000	$2,621	$7,650
		2012	$9,000	$2,621	$7,500

(6)

Represents the grant date fair value of awards of restricted stock, 11,913 of which were granted in 2014 for performance during 2013, and 275,000 of which were issued during 2013 in lieu of participation in the SERP program for executive officers adopted in 2013.

(7)	In lieu of a cash award, the amount shown was paid in the form of a grant of 35,640 shares of restricted stock at $20.632 per share under the 2006 Stock Plan.

During 2014, the Company did not maintain any nonqualified deferred compensation programs or arrangements. Prior to 2013, the Company did not maintain any defined benefit retirement plans. In February 2013, the Bank adopted a Supplemental Executive Retirement and Death Benefit program (the “SERP”) for senior executives, including all of the named executive officers other than Mr. Paul. Under the SERP, upon an executive’s retirement, the Bank will pay a stated monthly payment for the executive’s lifetime. The retirement benefit is tied to a percentage of the executive’s projected average base salary over the five years preceding retirement, assuming retirement at age 67. The SERP provides that (a) the benefits vest ratably over six years of service to the Bank, with the executive receiving credit for years of service prior to entering into the SERP, (b) death, disability and change-in-control will be deemed to be retirement resulting in immediate vesting, and (c) the monthly amount will be reduced if retirement occurs earlier than age 67 for any reason other than death, disability or change-in-control. The SERP further provides for a death benefit in the event the executive has not received at least 180 monthly installments of supplemental retirement benefits; the death benefit will be based upon an election by the executive for either a lump sum payment or continued monthly installment payments, such that the executive and the executive’s beneficiary have received payment(s) sufficient to equate to a cumulative 180 monthly installments. The benefits to the named executive officers are as set forth in the following table:

Name	Title	Percentage Projected of Salary
James H. Langmead	EVP and CFO – Company and Bank	30%
Antonio F. Marquez	EVP and CLO – Commercial Real Estate Bank	25%
Susan G. Riel	EVP – Company; SEVP and COO Bank	35%
Janice L. Williams	EVP and CCO Bank	30%

The SERP Agreements are unfunded arrangements maintained primarily to provide supplemental retirement benefits and comply with Section 409A of the Internal Revenue Code (the “Code”). The Bank has elected to finance the retirement benefits by purchasing annuities that have been designed to provide a future source of funds for the lifetime retirement benefits of the SERP Agreements. The primary impetus for utilizing annuities is a substantial savings in compensation expense for the Bank as opposed to a traditional SERP. For additional information regarding the SERP, please refer to the table under the caption “Pension Plan.”

Employment and Non-Compete Agreements

The Company and Mr. Paul are parties to an amended and restated employment agreement, effective January 1, 2014, governing his service and compensation as President and Chief Executive Officer of the Company. The current term of Mr. Paul’s employment agreement expires on December 31, 2017. On each December 31, the term of the agreement automatically extends for one additional year, unless Mr. Paul has given notice of his intention not to renew the term. Under his agreement, Mr. Paul is entitled to receive a current annual base salary for 2015 of $863,565, subject to periodic increase. Mr. Paul may receive grants of options or restricted stock, and may also receive a bonus, in the discretion of the Board of Directors. Mr. Paul is also entitled to receive a monthly automobile allowance of $1,500 and $1,000,000 of Bank paid life insurance (at standard rates). Mr. Paul is entitled to participate in all other benefit programs generally available to employees or directors of the Bank or the Company. The compensation under Mr. Paul’s employment agreement is in lieu of all other cash fees for service on the Boards of Directors or any committees of the Company and the Bank.  In the event of termination of Mr. Paul’s employment for any reason other than for cause (as defined), Mr. Paul (or his estate), is entitled to receive an amount in cash equal to 1.99 times his then current base salary and most recent annual cash bonus, subject to certain limitations in the event that his termination occurs in connection with a change in control (as defined) of the Company or the Bank. In addition, subject to the effect of such provisions, all of Mr. Paul’s options and restricted stock will immediately vest upon any termination.

Each of the four other named executive officers has an amended and restated employment agreement with the Bank. Each of the agreements expires August 31, 2017. The other named executive officers have current base salaries as follows: Mr. Langmead – $354,524; Mr. Marquez – $320,049; Ms. Riel – $456,006; Ms. Williams $340,659. Each of these officers is also entitled to participation in all other health, welfare, benefit, stock, option and bonus plans, if any, generally available to all executive officers and employees of the Bank or the Company. Under each agreement if the officer’s employment is terminated without cause for reasons other than death, disability or in connection with a change of control (as defined), he/she would be entitled to receive continued payment of health insurance premiums under COBRA for one year, subject to his/her compliance with the noncompete and nondisturbance provisions of the agreement. In the event of termination of the other named executive officer’s respective employment without cause within 120 days before a change in control, or within 12 months after a change in control; the reduction in his/her compensation or position or responsibilities, or the voluntary termination of employment within the 30 day period following 12 months after a change in control, each of the other named executive officers would be entitled to receive a lump sum payment equal to 1.99 times the sum of (i) his/her base salary at the highest rate in effect during the 12 months preceding termination, (ii) cash bonuses paid to the officer in the most recent 12 months and (iii) three years continuation of life, health, long-term care and other non-health insurances and benefits, in the case of Mr. Langmead, Ms. Riel and Ms. Williams, and 0.99 times the sum of (i) his base salary at the highest rate in effect during the 12 months preceding termination (ii) cash bonuses paid in the most recent 12 months and (iii) three years continuation of life, health, long-term care and other non-health insurances and benefits, in the case of Mr. Marquez, increasing to 1.99 times his base salary after his fifth anniversary with the Bank, in each case subject to adjustment to avoid adverse tax consequences resulting from characterization of such payment for tax purposes as an “excess parachute payment.”

Each of Mr. Paul and the other named executive officers is also a party to a non-compete agreement with the Bank. The non-compete agreements provide that in the event of termination of the officer’s employment by the Bank without “cause” as defined in such officer’s amended and restated employment agreement, including without limitation, in the event of a “change in control” as defined in the officer’s amended and restated employment agreement, or such officer’s resignation following a change in control as provided in the officer’s amended and restated employment agreement (collectively, “Separation”), and subject to the officer timely signing and delivering to the Bank (a) a General Release and Waiver and (b) a monthly certification regarding compliance with the confidentiality and noncompetion provisions of the non-compete agreement and reporting other compensation, the Bank shall, for one (1) year following the date on which the release is executed and delivered to the Bank, continue to pay the officer, monthly in arrears, salary at the rate being paid as of the termination date, together with an additional amount equal to one-twelfth of the most recent annual cash bonus (incentive plan and discretionary), if any, for each month of the period during which the officer is in full compliance with the provisions of the agreement.

The non-compete agreements require that for one year after separation, the officer will not, without express written consent of the Bank (except for services performed for or on behalf of the Bank and its affiliates), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) engage in employment or provide services to any person or entity in return for remuneration or a right to remuneration of any kind, including but not limited to current or deferred compensation, wages, salary, fees, benefits, tangible or intangible property or ownership rights or interests or other property rights, whether paid or conveyed to the officer or promised in the future by any person, business or other entity as a result of, or in exchange for, any work or services performed, or any intellectual property conveyed by such officer.

The table below sets forth the base salary as of December 31, 2014, and the amount of Bank paid life insurance (at standard rates) to which the named executive officers are entitled. The amount to which each of the named executive officers would be entitled to if he/she were terminated, other than for cause or in connection with a change in control, as of December 31, 2014 is set forth in the fourth column of the table below. Such amounts include full payment of amounts due under the non-compete agreements.

The estimated amount of the cash payment which each of the named executive officers would be entitled to receive if the change in control termination benefits were paid as of December 31, 2014, including the full amount payable under the non-compete agreements (without adjustment for other amounts which might be payable as a result of the change in control) is set forth in column 5 of the table below, the value of the accelerated equity awards is set forth in column 6 of the table below, the value of the accelerated vesting of benefits under the SERP is in column 7 and the sum of these three amounts is set forth in column 8.

Name	Base Salary	Bank Paid Life Insurance (at standard rates)(1)Still	Payment Following Termination Without Cause(2)	Cash Payment Upon Termination in Connection with a Change in Control(2)	Value of Equity Awards Accelerated Upon a Change in Control(3)	Value of SERP Vesting Acceleration	Sum of Amounts Payable Upon a Change in Control (Sum of Columns 5. 6. and 7))(4)
Ronald D. Paul	$807,070	$1,000,000	$2,207,211	$6,682,855	$13,118,832	$0	$19,801,687
James H. Langmead	$334,457	$750,000	$557,917	$1,640,778	$578, 834	$614,479	$2,834,091
Antonio F. Marquez	$290,954	$750,000	$299,080	$1,162,775	$268,496	$640,615	$2,071,886
Susan G. Riel	$430,194	$750,000	$880,285	$2,601,033	$797,530	$856,374	$4,254,937
Janice L. Williams	$321,376	$750,000	$472,106	$1,372,338	$409,865	$939,859	$2,722,062

(1)    The cost of this benefit is reflected under “All Other Compensation” in the Summary Compensation Table, and the amount paid in respect of each officer is reflected in the footnotes to that table.

(2)    Includes amounts payable under non-compete agreements.

(3)    Reflects the excess of the last trade price for the Company’s common stock on December 31, 2014 over the exercise or strike price of unvested options, plus the last trade price of unvested shares of restricted stock (assuming vesting of the maximum number of shares subject to the award). Out of the money options have been excluded from the calculation.

(4)    Reflects estimated maximum cash payment upon termination in connection with a change in control, as adjusted to reflect anticipated effect of Section 280G of the Code, plus the accelerated value of equity awards. Does not reflect adjustment of total amount for effect of Section 280G limitation.

Grants of Plan-Based Awards

The following table presents information regarding awards made during 2014 to named executive officers under the Company’s 2006 Stock Plan and SEIP. The payouts under Estimated Future Payouts Under Non-Equity Incentive Plan Awards reflected in the table represent the amount of formula payment which the named executive officer could have earned with respect to 2014 performance under the SEIP if each of the performance targets established by the Compensation Committee were achieved. The amounts reflected under All Other Stock Awards and Grant Date Fair Value of Stock and Option Awards reflect the shares of restricted stock issued in 2014 in respect of 2013 performance under the SEIP and discretionary grants under the 2006 Stock Plan.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards	All Other Stock Awards Number of Shares of Stock or Units	All Other Option Awards Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Target

Ronald D. Paul	02/12/14	--	11,913	--	N/A	$383,836
	08/20/14	$484,282
James H. Langmead	02/12/14	--	3,572	--	N/A	$115,090
	08/20/14	$133,783
Antonio F. Marquez	02/12/14	--	3,091	--	N/A	$99,595
	08/20/14	$116,382
Susan G. Riel	02/12/14	--	4,570	--	N/A	$147,245
	08/20/14	$215,097
Janice L. Williams	02/12/14	--	3,410	--	N/A	$109,870
	08/20/14	$128,550

Under the 2006 Stock Plan, the Company can make awards of stock options, stock appreciation rights (“SARs”), and restricted stock to employees of the Company and to Bank, including all of the named executive officers. [The payouts under Estimated Future Payouts Under Non-Equity Incentive Plan Awards reflected in the table represent the amount of formula payment which the named executive officer could have earned with respect to 2014 performance under the SEIP if each of the performance targets established by the Compensation Committee were achieved. The aggregate amount which could be earned by the named executive officers, at the target level, represented from 40% to 60% of salary in 2014. A portion of the aggregate amount is subject to the achievement of designated Company or individual performance targets. No amounts are payable if the Company does not achieve at least 85% of the net income goal. If at least the threshold performance metric is met, proportional payouts are made if performance is between payout levels. The targets were established with the expectation that the goals were stretch goals, representing performance standards in excess of expected results. The attainment of target-plus levels poses highly challenging goals to performance achievement and represents a substantial percentage return on incentive costs. The amounts paid in 2015 pursuant to the SEIP for 2014 performance, excluding discretionary payments, represented from 57% to 163% of base salary for the named executive officers. The actual amounts earned with respect to 2014 performance, which reflect payments for achievement of results in certain categories in excess of [configured] target levels, are reflected in the Summary Compensation Table for 2014 in the column labeled “Nonequity Incentive Plan Compensation.”

The foregoing table does not reflect rights to purchase shares of common stock at a discount to the market price granted to or exercised by named executive officers during 2014 under the Company’s 2011 Employee Stock Purchase Plan, which is generally available to substantially all employees.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, on an award by award basis, information concerning all awards of stock options, restricted stock held by named executive officers at December 31, 2014. All options were granted with an exercise price of 100% of market value as determined in accordance with the applicable plan. The number of shares subject to each award and the exercise price have been adjusted to reflect all stock dividends, and stock splits effected after the date of such award, but have not otherwise been modified.

Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that have Not Vested(1)
Ronald D. Paul	36,300(2)	--	$15.47	10/18/2016
	14,312(3)	15,938 (3)	$10.79	1/16/2018
	--	56,910(4)	$5.76	1/08/2019
					48,224(5)	$1,712,916
					250,427(6)	$8,895,167
					11,913(7)	$423,149

James H. Langmead	10,224(8)	--	$10.06	1/04/2015
	6,050(9)	--	$10.79	1/16/2018
	22,220(10)	--	$5.76	1/08/2019
					820(11)	$29,126
					6,732(12)	$239,121
					5,172(13)	$183,709
					3,572(14)	$126,877

Antonio F. Marquez					880(12)	$31,258
					3,588(13)	$127,446
					3,091(14)	$109,792

Susan G. Riel	6,050(9)	--	$10.79	1/16/2018
	35,200(10)	--	$5.76	1/08/2019
					482(11)	$17,121
					9,768(12)	$346,959
					7,633(13)	$271,124
					4,570(14)	$162,326

Janice L. Williams	29,260(10)	--	$5.76	1/08/2019
					908(11)	$32,252
					4,180(12)	$148,474
					3,041(14)	$108,016
					3,410(13)	$121,123

(1)       Based on the $35.52 closing price of the common stock on December 31, 2014.

(2)       Represents grant of stock options pursuant to Company’s 2006 Stock Plan. Vests in installments, commencing with an installment of 1,027 shares on January 1, 2007, five annual installments of 6,465 shares on January 1, 2008 through 2012 and a final installment of 2,947 shares on January 1, 2013.

(3)       Represents grants of stock options pursuant to Company’s 2006 Stock Plan in Mr. Paul’s capacity as an officer. Vests in installments, commencing with an installment of 5,043 shares on January 16, 2013, two annual installments of 9,269 and 9,268 shares on January 16, 2014 and 2015, and a final installment of 6,670 shares on January 16, 2016.

(4)       Represents grants of stock options pursuant to Company’s 2006 Stock Plan in Mr. Paul’s capacity as an officer. Vests in installments, commencing with an installment of 4,863 shares on January 1, 2016 and three annual installments of 17,349 shares on January 1, 2017 through 2019.

(5)	Represents grant of restricted stock pursuant to the Company’s 2006 Stock Plan. Award vests in five equal annual installments commencing on the date of grant.
(6)	Represents grant of restricted stock in lieu of participation in SERP. Award vests in four equal installments commencing on the first anniversary of the date of grant.
(7)	Represents grant of restricted stock pursuant to the Company’s 2006 Stock Plan. Award vests in three equal annual installments commencing on the first anniversary of the date of grant.
(8)	Represents grant of stock options pursuant to the Company’s 1998 Stock Option Plan. Vests in two substantially equal annual installments, commencing on the date of grant.
(9)	Represents grants of stock options pursuant to the Company’s 2006 Stock Plan. Vests in three substantially equal annual installments, commencing on the date of grant.
(10)	Represents grants of stock options pursuant to the Company’s 2006 Stock Plan. Vests in five substantially equal annual installments, commencing on the first anniversary of the date of grant.
(11)	Represents grant in March 2011 of long-term restricted stock. The remaining shares vest on the fourth anniversary of grant.
(12)	Represents grant of restricted stock pursuant to the Company’s 2006 Stock Plan. Award vests in five equal annual installments commencing on the date of grant.
(13))	Represents grant of restricted stock pursuant to the Company’s 2006 Stock Plan. Award vests in four equal annual installments commencing on the first anniversary of the date of grant.
(14)	Represents grant of restricted stock pursuant to the Company’s 2006 Stock Plan. Award vests in three equal annual installments commencing on the first anniversary of the date of grant.

Options Exercised and Stock Vested

The following table sets forth information regarding options exercised by the named executive officers during 2014, the aggregate amount realized upon such exercises, based on the difference between the closing market price on the exercise date and the exercise or base price, and information regarding shares of restricted stock held by named executive officers which vested during 2014, and the value realized upon such vesting based on the closing price on the vesting date. The following table does not reflect rights to purchase shares of common stock at a discount to the market price granted to or exercised by named executive officers under the Company’s 2011 Employee Stock Purchase Plan. Readers should note that the grant date fair value of awards of options and restricted stock, the vesting and exercise of which is disclosed below, has been included in prior years in the compensation of named executive officers, and therefore does not represent additional compensation paid by the Company.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Ronald D. Paul	--	--	114,388	$3,687,337
James H. Langmead	--	--	6,682	$218,404
Antonio F. Marquez	--	--	3,835	$124,910
Susan G. Riel	10,224	$266,048	9,093	$295,021
Janice L. Williams	4,089	$103,331	4,730	$155,265

Employee Benefit Plans

The Bank provides a benefit program which includes health and dental insurance, life and long-term and short-term disability insurance, and a 401(k) plan under which the Company makes matching contributions up to 3% of an employee’s salary, for all officers and employees working 1,000 hours or more in a calendar year. Executive officers and directors also are provided long term care insurance. The Company also maintains the 2011 Employee Stock Purchase Plan, which is a qualified plan under Section 423 of the Internal Revenue Code (the “ESPP”). Under the ESPP, substantially all employees other than certain part time employees and those who have not been with the Company for at least six months, and employees who are greater than 5% shareholders, are eligible to purchase shares of the Company’s common stock at a discount to the market price.

Equity Compensation Plans

The Company maintains two equity compensation plans, the 1998 Stock Option Plan (the “1998 Plan”) and the 2006 Stock Plan (the “2006 Stock Plan”), each of which has been approved by shareholders. The purpose of each plan is to attract, retain, and motivate key officers, employee and directors of the Company and the Bank by providing them with a stake in the success of the Company as measured by the value of its shares. As of December 31, 2014, options to purchase an aggregate of 42,957 shares of common stock remained outstanding under the 1998 Plan. No further options can be granted under the 1998 Plan.

Under the 2006 Stock Plan, as amended, an aggregate of 1,996,500 shares of common stock are subject to issuance upon the exercise of incentive stock options (“ISOs”), non-incentive stock options and SARs, and the award of shares of restricted stock to such employees as the Committee may designate, and for the issuance of Non-ISOs or restricted stock to directors and advisory board members of the Company, the Bank, and their affiliates. In the event of any merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares or similar event in which the number or kind of shares is changed without receipt or payment of consideration by the Company, the number and kind of shares of stock as to which options, SARs and restricted stock may be awarded under the 2006 Stock Plan, the affected terms of all outstanding options, SARs and shares of restricted stock, and the aggregate number of shares of common stock remaining available for grant under the 2006 Stock Plan will be adjusted. As of December 31, 2014, options to purchase an aggregate of 352,439 shares of common stock, and unvested awards of 509,336 shares of restricted stock were outstanding under the 2006 Plan, and 405,574 shares remained available for the grant of additional awards.

In connection with the acquisition of Fidelity, the Company assumed Fidelity’s option plans.  Options to purchase an aggregate of 237,100 shares of common stock were assumed in connection with the acquisition, of which 23,536 remained outstanding as of December 31, 2014. No further options can be granted under Fidelity’s plans.

In connection with the acquisition of Virginia Heritage, the Company assumed Virginia Heritage’s option plans. Options to purchase an aggregate of 401,497 shares of common stock were assumed in connection with the acquisition, of which 338,251 remained outstanding as of December 31, 2014. No further options can be granted under Virginia Heritage’s plans.

As of December 31, 2014, the Company had options and unvested restricted stock awards with respect to an aggregate of 1,266,519 shares of common stock issued and outstanding under all equity compensation plans. Subsequent to December 31, 2014, 41,510 shares of restricted stock were issued to employees other than executive officers and to non-employee directors, and restricted stock was issued to our executive officers as set forth below:

Name	Restricted Stock
Ronald D. Paul	11,563
James H. Langmead	3,833
Antonio F. Marquez	3,117
Susan G. Riel	4,931
Janice L. Williams	3,683
All executive officers as group (10 persons)	35,746

Pension Benefits

The following table provides information regarding the present value of the accumulated benefit to each of the named executive officers based on the number of years of credited service under the SERP as of December 31, 2014. Please refer to the discussion under the caption “Supplemental Executive Retirement Plan” and accompanying the Summary Compensation Table for additional information regarding the SERP.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Ronald D. Paul	N/A	N/A	N/A	N/A
James H. Langmead	Supplemental Executive Retirement and Death Benefit Agreement	10	$490,669	$--
Antonio F. Marquez	Supplemental Executive Retirement and Death Benefit Agreement	3	$65,646	$--
Susan G. Riel	Supplemental Executive Retirement and Death Benefit Agreement	17	$811,400	$--
Janice L. Williams	Supplemental Executive Retirement and Death Benefit Agreement	12	$127,416	$--

Certain Relationships and Related Transactions

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with some of the Company’s directors, executive officers, and employees and their associates. In the past, all of such transactions have been on substantially the same terms, including interest rates, maturities and collateral requirements as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.  Loans to insiders require approval by the Board of Directors, with any interested director not participating.  The Company also applies the same standards to any other transaction with an insider. Additionally, loans and other related party transactions involving Company directors must be reviewed and approved by the Audit Committee.

The maximum aggregate amount of loans (including lines of credit) to officers, directors and affiliates of the Company during the year ended December 31, 2014 amounted to $67.4 million, representing approximately 10.8% of the Company’s total shareholders’ equity at December 31, 2014 and approximately 12.3% of common shareholders’ equity at that date.  In the opinion of the Board of Directors, the terms of these loans are no less favorable to the Bank than terms of the loans from the Bank to unaffiliated parties. On December 31, 2014, $49.1 million of loans were outstanding to individuals who, during 2014, were officers, directors or affiliates of the Company. At the time each loan was made, management believed that these loans involved no more than the normal risk of collectability and did not present other unfavorable features. None of such loans were classified as Substandard, Doubtful or Loss.

The Bank leases certain office space from a limited liability company in which a trust for the benefit of Mr. Paul’s children has a 51% interest. During 2014, the Bank paid an aggregate of $1,282,935 in rent in respect of these properties, excluding certain pass through expenses.

Mr. Rogers is a partner in the law firm Shulman, Rogers, Gandal, Pordy & Ecker, P.A. which has provided, and continues to provide, legal services to the Company and its subsidiaries. During 2014, the Company and its subsidiaries paid aggregate fees of $907,603 to that firm.  Under Mr. Roger’s arrangement with his firm, he does not participate significantly in the profits or revenues resulting from the provision of legal services to the Company and its subsidiaries.

Ryan Riel, the adult son of Ms. Riel, is employed by the Bank as a Lending Team Leader. During 2014, Mr. Riel’s total compensation was $493,509, including base salary, incentive bonus payments and awards of restricted stock. Mr. Riel’s compensation is determined on the same basis as all other comparable employees, and is determined by the Compensation Committee, without any participation or input by Ms. Riel.

William Sherrill, a son-in-law of Ms. Riel, is, employed by the Bank as a mortgage loan officer.  During 2014, Mr. Sherrill’s total compensation was $181,632, which was primarily commission and incentive income. Mr. Sherrill’s compensation is determined on the same basis as other comparable employees under a defined commission plan, without any participation or input by Ms. Riel.

Kenneth Van Valkenburgh, a brother-in-law of Mr. Paul, is employed by the Bank as a Vice President, Insurance Sales. During 2014, Mr. Van Valkenburgh’s total compensation was $158,257, including base salary, an incentive bonus payment and an award of restricted stock. Mr. Van Valkenburgh’s compensation is determined on the same basis as other comparable employees, without any participation or input by Mr. Paul.

Proposal 2: Amendment To Articles Of Incorporation To Increase Authorized Capital Stock

At the meeting, shareholders are being asked to approve an amendment to the Company’s Articles of Incorporation which would increase the number of authorized shares of common stock from 50,000,000 shares to 100,000,000 shares. The Board of Directors is proposing the amendment to ensure that a sufficient amount of capital stock is available for issuance in the future by the Company, upon action of the Board of Directors. The Board of Directors believes that the proposed increase in the authorized common stock is in the best interest of the Company and unanimously recommends a vote FOR the proposed amendment.

The Amendment. The Board of Directors has approved, subject to shareholder approval, the amendment of the first paragraph of Article III of the Articles of Incorporation to read in its entirety as follows:

“ARTICLE III. Capital Stock. The number of shares of stock of all classes which the Corporation shall have authority to issue is one hundred and one million (101,000,000), one hundred million (100,000,000) of which shall be Common Stock, par value $.01 per share and one million (1,000,000) of which shall be preferred stock, par value $.01 per share, and the aggregate par value of all shares of all classes of stock is $1,010,000. The Board of Directors, by action of a majority of the full Board of Directors, shall have the authority to issue the shares of preferred stock from time to time on such terms as it may determine, and to divide the preferred stock into one or more classes or series, and, in connection with the creation of such classes or series to fix by resolution or resolutions the designations, voting powers, preferences, participation, redemption, sinking fund, conversion, dividend, and other optional or special rights of such classes or series, and the qualifications, limitations or restrictions thereof.”

Purpose of Amendment. The Articles of Incorporation currently authorize the issuance of up to 51,000,000 shares of capital stock, 50,000,000 of which are common stock and 1,000,000 of which are undesignated preferred stock. As of the record date for the meeting, the Company had 33,303,695 shares of common stock outstanding, 797,039 shares of common stock reserved for issuance to directors, officers and employees under the Company’s equity compensation plans, 423,977 shares are reserved for issuance upon the exercise of outstanding warrants, 453,606 shares of common stock reserved for issuance under the Company’s employee stock purchase plan and 376,754 shares of common stock reserved for issuance under the Company’s dividend reinvestment plan. This leaves only 14,644,929 authorized, unissued and unreserved shares of common stock available for issuance in capital raising transactions, as stock dividends, stock splits or for other corporate purposes.

The Board is proposing an amendment of the Articles of Incorporation to increase the authorized capital stock from 51,000,000 to 101,000,000 shares, which would increase the authorized common stock available for issuance from 50,000,000 to 100,000,000 shares.

Authorized, unissued and unreserved capital stock may be issued from time to time for any proper purpose without further action of the shareholders, except as required by the Articles of Incorporation and applicable law. Each share of common stock authorized for issuance has the same rights as, and is identical in all respects to, each other share of common stock. The newly authorized shares of common stock will not affect the rights, such as voting and liquidation rights, of the shares of common stock currently outstanding. Shareholders will not have preemptive rights to purchase any subsequently issued shares of common stock.

The ability of the Board of Directors to issue additional shares of capital stock without additional shareholder approval may be deemed to have an anti-takeover effect, since unissued and unreserved shares of capital stock could be issued by the Board of Directors in circumstances that may have the effect of deterring takeover bids. The Board of Directors does not intend to issue any additional shares of capital stock except on terms which it deems in the best interests of the Company and its shareholders.

Vote Required and Board Recommendation

Approval of the proposed amendment to the Articles of Incorporation requires the favorable vote of at least two-thirds of the outstanding stock entitled to vote. The Board of Directors unanimously recommends that shareholders vote “FOR” approval of the proposed amendment.

Proposal 3:  Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Stegman & Company (“Stegman”) as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2015. Stegman has audited the financial statements of the Company since its organization. Representatives of Stegman are expected to be present at the meeting and available to respond to appropriate questions. The representatives also will be provided with an opportunity to make a statement, if they desire. Services provided to the Company and its subsidiaries by Stegman in 2014 are described under “Fees Paid to Independent Accounting Firm” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee and under the caption “Election of Directors - Committees, Meetings and Procedures of the Board of Directors.”

Vote Required and Board Recommendation

The affirmative vote of a majority of votes cast on the proposal is required for adoption of the ratification of the appointment of the independent registered public accounting firm. If the shareholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain Stegman, and may retain Stegman or another firm, without resubmitting the matter to shareholders. The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Stegman as the Company’s independent registered public accounting firm.

Fees Paid to Independent Accounting Firm

Audit Fees

During 2014, the aggregate amount of fees billed to the Company by Stegman for services rendered by it for the audit of the Company’s financial statements and review of financial statements included in the Company’s reports on Form 10-Q, and for services normally provided in connection with statutory and regulatory filings was $228,460.  In 2013, Stegman billed $217,281 for such services.

Audit–Related Fees

During 2014, the aggregate amount of fees billed to the Company by Stegman for services related to the performance of audit services was $102,383. These services included services in connection with the Company’s securities and regulatory filings, and HUD and SBLF audits. During 2013, the aggregate amount of fees billed to the Company by Stegman for services related to the performance of audit related services was $22,650. These services included services in connection with the securities and regulatory filings.

Tax Fees

During 2014, the aggregate amount of fees billed to the Company by Stegman for tax advice, compliance and planning services was $26,500. In 2013, Stegman billed $18,500 for such services.

All Other Fees

No other fees were billed to the Company by Stegman during 2014 or 2013.

None of the engagements of Stegman to provide non-audit services was made pursuant to the de minimis exception to the pre-approval requirement contained in the rules of the Securities and Exchange Commission and the Company’s Audit Committee charter. Audit services may not be approved under the de minimis exception.

Proposal 4: Non-Binding Advisory Vote on Executive Compensation

Section 14A of the Securities Act of 1934, added as Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules of the Securities and Exchange Commission adopted thereunder (“Section 14A”), requires that not less than once every three years, a separate, advisory, shareholder resolution to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, must be included in the Company’s proxy materials for the annual meeting. As a result, the Company is providing shareholders with the opportunity to cast a non-binding advisory vote at the meeting to approve the compensation of the Company’s executives. This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive pay program through the following resolution:

RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement for the 2015 Annual Meeting pursuant to the rules of the Securities and Exchange Commission, which disclosure includes the “Compensation Discussion and Analysis” section, the tabular disclosure regarding named executive officer compensation and the accompanying narratives.

Because this vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Under Section 14A, the vote may not be construed as overruling a decision by the Company or the Board of Directors, changing or implying any change in the fiduciary duties of the Company or the Board of Directors; or creating or implying any additional fiduciary duty of the Company or the Board of Directors.

Shareholders are encouraged to read the section of this proxy statement titled “Compensation Discussion and Analysis” including the tabular disclosure regarding named executive officer compensation, together with the accompanying narrative disclosures.

Vote Required and Board Recommendation

The affirmative vote of a majority of the votes cast at the meeting on the proposal is required for the approval of this resolution. It is expected that all of the shares of the common stock entitled to vote on the proposal over which directors of the Company exercise voting power will be voted for the proposal. We believe our compensation policies are strongly aligned with the long-term interests of the Company and its shareholders. As such, the Board of Directors recommends that shareholders vote FOR approval of this non-binding advisory resolution.

Form 10-K Annual Report

The Company will provide, without charge, to any shareholder of record entitled to vote at the meeting or any beneficial owner of common stock solicited hereby, a copy of its Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission, upon the written request of such shareholder. Requests should be directed to Jane E. Cornett, Corporate Secretary, at the Company’s executive offices, 7830 Old Georgetown Road, Bethesda, Maryland 20814. It is also available electronically through www.sec.gov and www.eaglebankcorp.com.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, and to provide the Company with copies of all Forms 3, 4, and 5 they file.

Based solely upon the Company’s review of the copies of the forms which it has received and written representations from the Company’s directors, executive officers and ten percent shareholders, the Company is not aware of any failure of any such person to comply with the requirements of Section 16(a), except that: four Forms 4 reporting an aggregate of four transactions for each of Mr. Flynn, Mr. Marquez, Ms. Williams and Thomas D. Murphy, three Forms 4 reporting an aggregate of three transactions for each of Mr. Langmead and Virginia N. Heine, two Forms 4 reporting an aggregate of two transactions for Mr. Rogers and one Form 4 reporting one transaction for each of Mr. Alperstein, Mr. Bensignor, Mr. Dworken, Mr.  Harvey, Mr. Paul, Mr. Pozez, Mr. Pincus, and Ms. Riel, were not filed in a timely manner.

Other Matters

The Board of Directors of the Company is not aware of any other matters to be presented for action by shareholders at the meeting. If, however, any other matters not now known are properly brought before the meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.

Shareholder Proposals

All shareholder proposals to be presented for consideration at the next annual meeting and to be included in the Company’s proxy materials must be received by the Company no later than December 12, 2015. Shareholder proposals for nominations for election as director must be received by the Company no later than January 11, 2016. In order to be eligible for consideration at the next annual meeting of shareholders, the Company must receive notice of shareholder proposals for business other than the election of directors to be conducted at the annual meeting which are not proposed to be included in the Company’s proxy materials not less than thirty and not more than ninety days before the date of the annual meeting, or if less than forty five days notice of the meeting is given, by the earlier of two days before the meeting and fifteen days after the notice of the meeting is mailed.

By Order of the Board of Directors

Jane E. Cornett, Corporate Secretary
April 10, 2015

PROXY

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby makes, constitutes and appoints Steven Fanaroff and Bruce H. Lee and each of them (with the power of substitution), proxies for the undersigned to represent and to vote, as designated below, all shares of common stock of Eagle Bancorp, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Shareholders to be held on May 21, 2015 at the Bethesda Marriott Hotel, 5151 Pooks Hill Road, Bethesda, Maryland 20814 at 10:00 A.M. Eastern Daylight Time and at any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all of the nominees set forth on the reverse side, FOR the proposal to amend the Articles of Incorporation to increase the authorized shares of common stock, FOR the proposal to ratify the appointment of the independent registered public accounting firm, and FOR the resolution approving the Company’s named executive officer compensation. In addition, this proxy will be voted at the discretion of the proxy holder(s) upon any other matter which may properly come before the meeting or any adjournment or postponement of the meeting.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Shareholders to be held May 21, 2015

The Proxy Statement, our Annual Report on Form 10-K for the year ended

December 31, 2014 and our Report to Shareholders are available at http://viewproxy.com/eaglebankcorp/2015/

The Board of Directors recommends a vote FOR the listed nominees, FOR Proposals 2, 3 and 4.	Please mark your votes like this

1. Election of Directors

2. Proposal to amend the Articles of Incorporation to increase the authorized shares of common stock

☐ FOR           ☐ AGAINST          ☐ ABSTAIN

3. Proposal to ratify the appointment of Stegman & Company as the Company’s independent registered public accounting firm.

☐ FOR           ☐ AGAINST          ☐ ABSTAIN

4. Non-binding advisory resolution approving the compensation of our executive officers

☐ FOR           ☐ AGAINST          ☐ ABSTAIN

I plan on attending the meeting ☐

Important: Please date and sign your name as addressed, and return this proxy in the enclosed envelope. When signing as executor administrator, trustee, guardian, etc., please give full title as such. If the shareholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose tittle is stated.

01 – Leslie M. Alperstein	FOR ☐	WITHHOLD ☐

02 – Dudley C. Dworken	FOR ☐	WITHHOLD ☐

03 – Harvey M. Goodman	FOR ☐	WITHHOLD ☐

04 – Ronald D. Paul	FOR ☐	WITHHOLD ☐

05 – Robert P. Pincus	FOR ☐	WITHHOLD ☐

06 – Norman R. Pozez	FOR ☐	WITHHOLD ☐

07 – Donald R. Rogers	FOR ☐	WITHHOLD ☐

08 – David P. Summers	FOR ☐	WITHHOLD ☐

09 – Leland M. Weinstein	FOR ☐	WITHHOLD ☐

Date:
(mm/dd/yyyy)

Signature

Signature (if held jointly)

      ☐ Change of Address — Please print new address above.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Savings Time, on May 20, 2015.

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet: Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (888) 693-8683

Use any touch-tone telephone to
vote your proxy. Have your proxy
card available when you call.
Follow the voting instructions to
vote your shares.

MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.